As Filed Pursuant to Rule 424(b)(5)
Registration No. 333-284510

PROSPECTUS SUPPLEMENT

(To Prospectus Supplement Dated November 4, 2025 and Prospectus Dated January 27, 2025)

SERIES A PERPETUAL STRETCH PREFERRED STOCK ANNEX

Variable Rate Series A Perpetual Stretch Preferred Stock

We have entered into an Omnibus Sales Agreement (the “Sales Agreement”) with TD Securities (USA) LLC, Barclays Capital Inc., The Benchmark Company, LLC, BTIG, LLC, Canaccord Genuity LLC, Cantor Fitzgerald & Co., Clear Street LLC, Compass Point Research & Trading, LLC, H.C. Wainwright & Co., LLC, Keefe, Bruyette & Woods, Inc., Maxim Group LLC, Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, Santander US Capital Markets LLC, SG Americas Securities, LLC, and TCBI Securities Inc. doing business as Texas Capital Securities (collectively, the “Agents”), dated November 4, 2025, relating to the sale of shares of our class A common stock, par value $0.001 per share, and shares of several of our preferred stock, par value $0.001 per share. In accordance with the terms of the Sales Agreement, under this prospectus supplement, relating to the sale of our Variable Rate Stretch Preferred Stock (the “STRC Stock Annex”), we may offer and sell shares of our Variable Rate Series A Perpetual Stretch Preferred Stock (“STRC Stock”) having an aggregate offering price of up to $4,200,000,000.00 from time to time through one or more of the Agents, acting as our sales agents. The shares of STRC Stock offered hereunder are among the securities described in the base prospectus supplement dated November 4, 2025 that we filed with the Securities and Exchange Commission on such date (the “base prospectus supplement”) and an accompanying prospectus dated January 27, 2025. This STRC Stock Annex should be read in conjunction with that base prospectus supplement and accompanying prospectus and the contents of that base prospectus supplement and accompanying prospectus are incorporated by reference into this Common Stock Annex.

We had previously registered the offer, issuance and sale of up to $4,200,000,000.00 of our STRC Stock under a prospectus supplement dated July 31, 2025. Prior to the date of this STRC Stock Annex, we have not sold any shares of STRC Stock under such prior prospectus supplement. As of the date of this STRC Stock Annex, we have terminated such prior offering of STRC Stock and the sales agreement relating to such prior offering and such unsold shares of STRC Stock will no longer be offered and sold under the prior prospectus supplement. Instead, the remaining $4,200,000,000.00 of our STRC Stock will be offered and sold under this STRC Stock Annex, the accompanying base prospectus supplement dated November 4, 2025 and the accompanying prospectus.

Our STRC Stock is listed on The Nasdaq Global Select Market under the trading symbol “STRC.” On November 3, 2025, the last reported sale price of our STRC Stock as reported on The Nasdaq Global Select Market was $99.61 per share.

STRC STOCK

The up to $4,200,000,000.00 of shares of STRC Stock that we may offer and sell under this STRC Stock Annex and the accompanying base prospectus supplement and prospectus constitutes a further issuance of shares of STRC Stock in addition to the 28,011,111 shares of STRC Stock outstanding prior as of the date of this STRC Stock Annex. Other than the issue date, the first regular dividend record date and first regular dividend payment date, STRC Stock that we may offer and sell under this STRC Stock Annex and the accompanying base prospectus supplement and prospectus will have terms identical to, will have the same CUSIP number as, and will vote together with, the STRC Stock outstanding as of the date of this STRC Stock Annex immediately upon issuance.

The STRC Stock has an initial liquidation preference of $100 per share. The liquidation preference is subject to adjustment in the manner described in this STRC Stock Annex. However, the liquidation preference will not be adjusted to an amount that is less than $100 per share.

The STRC Stock accumulates cumulative dividends, which we refer to as “regular dividends,” at a variable rate that is described more fully below and elsewhere in this STRC Stock Annex. Regular dividends, if any, on the STRC Stock will accumulate on the stated amount thereof, which is $100 per share of STRC Stock, and will be payable when, as and if declared by our “board of directors” (as defined in this STRC Stock Annex), out of funds legally available for their payment, monthly in arrears on the last calendar day of each calendar month.

The regular dividend rate was initially set at 9.00% per annum with respect to the regular dividend period beginning on July 29, 2025. However, we have the right, in our sole and absolute discretion, to adjust the regular dividend rate applicable to subsequent regular dividend periods in the manner described in this STRC Stock Annex and we have adjusted the regular dividend rate on a monthly basis through the date of this STRC Stock Annex. As of the date of this STRC Stock Annex, the regular dividend rate per annum is 10.50%. Our right to adjust the regular dividend rate is subject to certain restrictions. For example, we are not permitted to reduce the monthly regular dividend rate per annum that applies to any regular dividend period (i) by more than the following amount from the monthly regular dividend rate per annum applicable to the prior regular dividend period: the sum of (1) 25 basis points; and (2) the excess, if any, of (x) the “monthly SOFR per annum” (as defined in this STRC Stock Annex) on the first business day of such prior regular dividend period, over (y) the minimum of the monthly SOFR per annum rates that occur on the business days during the period from, and including, the first business day of such prior regular dividend period to, and including, the last business day of such prior regular dividend period; or (ii) to a rate per annum that is less than the monthly SOFR per annum in effect on the business day before we provide notice of the next monthly regular dividend rate per annum.

Our current intention, which is subject to change in our sole and absolute discretion, is to adjust the regular dividend rate in such a manner as we believe will maintain STRC Stock’s trading price at or close to its stated amount of $100 per share. For example, if the trading price of STRC Stock exceeds $100, our current intention would be to reduce the regular dividend rate with the goal of causing the trading price of STRC Stock to decrease. Similarly, if the trading price of STRC Stock is less than $100, our current intention would be to increase the regular dividend rate with the goal of causing the trading price of STRC Stock to appreciate. We will take any such actions at our sole discretion based on our subjective assessment of market conditions and the measures we believe are necessary to achieve our intended objectives. See “Risk Factors—Risks Related to the STRC Stock and This Offering—We may be unsuccessful in achieving, or may abandon, our current intention of adjusting the regular dividend rate in such a manner as we believe (in our sole and absolute judgment) would be designed to cause the STRC Stock to trade at prices, or otherwise have a value, near its stated amount of $100 per share” and “Risk Factors—Risks Related to the STRC Stock and This Offering—Our right to unilaterally reduce the regular dividend rate could cause the STRC Stock to accumulate dividends at rates that are below those of otherwise comparable instruments, could cause the trading price or value of the STRC Stock to decrease, and could otherwise significantly harm investors.” Further, for any additional shares of STRC Stock that we issue in this offering or in any future offering, our current intention (which is subject to change in our sole and absolute discretion) is to issue any such shares of STRC Stock at a price per share not less than $99 or more than $101.

We have the right, at our election, to redeem all, or any whole number of shares (subject to a certain limitation described below), of the issued and outstanding STRC Stock, at any time, and from time to time, on any redemption date, at a cash redemption price per share of STRC Stock to be redeemed equal to $101 per share of STRC Stock to be redeemed (or such higher amount as may be chosen in our sole discretion, it being understood that such higher amount (or the formula to determine such higher amount) will be announced by prior public notice and/or set forth in the applicable relevant notice of redemption), plus accumulated and unpaid regular dividends, if any, thereon to, and including, the redemption date. However, we may not redeem less than all of the outstanding STRC Stock unless at least $250.0 million aggregate stated amount of STRC Stock is outstanding and not called for redemption as of the time we provide the related redemption notice. We also have the right, at our election, to redeem all, and not less than all, of the STRC Stock, at any time, for cash if the total number of shares of all STRC Stock then outstanding is less than 25% of the total number of shares of STRC Stock issued in the initial offering of STRC Stock and in any future offering taken together, at a cash redemption price per share of STRC Stock to be redeemed equal to the liquidation preference per share of STRC Stock as of the business day before the date we provide the related redemption notice, plus accumulated and unpaid regular dividends, if any, thereon to, and including, the redemption date. In addition, we have the right to redeem all, but not less than all, of the STRC Stock if a “tax event” (as defined in this STRC Stock Annex) occurs, at a cash redemption price equal to the liquidation preference of the STRC Stock to be redeemed as of the business day before the date we provide the related redemption notice, plus accumulated and unpaid regular dividends, if any, thereon to, and including, the redemption date.

If a “fundamental change” (as defined in this STRC Stock Annex) occurs, then, except as described in this STRC Stock Annex, holders of STRC Stock will have the right (which we refer to as the “fundamental change repurchase right”) to require us to repurchase some or all of their shares of STRC Stock at a cash repurchase price equal to the stated amount of the STRC Stock to be repurchased, plus accumulated and unpaid regular dividends, if any, to, and including the fundamental change repurchase date.

Our business and an investment in the STRC Stock involve significant risks. These risks are described under the caption “Risk Factors” beginning on page SA-8 of this STRC Stock Annex under the caption “Risk Factors” , “Risk Factors Related to the ATM Offering Programs” and “Risk Factor Updates” in the accompanying base prospectus supplement dated November 4, 2025 and prospectus and in the documents incorporated by reference into the accompanying base prospectus supplement dated November 4, 2025 and prospectus.

Neither the Securities and Exchange Commission nor any state or foreign securities commission or regulatory authority has approved or disapproved of these securities or passed upon the adequacy or accuracy of this STRC Stock Annex, the accompanying base prospectus supplement dated November 4, 2025 or the prospectus. Any representation to the contrary is a criminal offense.

We expect to deliver the STRC Stock in book-entry form only through the facilities of The Depository Trust Company on or about the next trading day following the date of purchase.

TD Securities	Barclays	The Benchmark Company	BTIG

Canaccord Genuity	Cantor	Clear Street	Compass Point

H.C. Wainwright & Co.	Keefe, Bruyette & Woods A Stifel Company	Maxim Group LLC	Mizuho

Morgan Stanley	Santander	SOCIETE GENERALE	Texas Capital Securities

November 4, 2025

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING

You should read this STRC Stock Annex in conjunction with the base prospectus supplement dated November 4, 2025 and the accompanying prospectus dated January 27, 2025. This STRC Stock Annex contains the specific terms of the STRC Stock and of our at-the-market offering of up to $4,200,000,000.00 of shares our of STRC Stock and the base prospectus supplement describes the terms applicable to our at-the-market offerings of class A common stock and preferred stock in general. You should carefully consider, among other things, the matters set forth under “Risk Factors Related to the ATM Offering Programs” in the base prospectus supplement and “Risk Factors” in this STRC Stock Annex.

You may access the base prospectus supplement and accompanying prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website): https://www.sec.gov/Archives/edgar/data/1050446/000119312525263653/d87896d424b2.htm

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

STRC STOCK ANNEX

THE OFFERING	SA-1
RISK FACTORS	SA-8
USE OF PROCEEDS	SA-17
DESCRIPTION OF STRC STOCK	SA-18
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	SA-38
PLAN OF DISTRIBUTION	SA-46
LEGAL MATTERS	SA-47

THE OFFERING

The summary below describes the principal terms of the offering and the STRC Stock. The summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this STRC Stock Annex and the accompanying base prospectus supplement and prospectus. Certain of the terms of the STRC Stock described below are subject to important limitations and exceptions that are described in more detail under the caption “Description of STRC Stock.” As used in this section, (i) “we,” “our” and “us” refer to Strategy Inc and not to its subsidiaries; and (ii) “preferred stockholder” refers to a registered holder of the STRC Stock.

Issuer	Strategy Inc

Securities Offered	Shares of our Variable Rate Series A Perpetual Stretch Preferred Stock, which we refer to as the “STRC Stock,” having an aggregate offering price of up to $4,200,000,000.00.

Manner of Offering	“At the market” offering that may be made from time to time through the Agents. See “Plan of Distribution” beginning on page SA-46 of this STRC Stock Annex.

Use of Proceeds	We intend to use the net proceeds from this offering for general corporate purposes, including the acquisition of bitcoin and for working capital, and may also use the net proceeds for the payment of cash dividends declared or expected to be declared from time to time on shares of any dividend senior stock (as defined below) then outstanding. See “Use of Proceeds” on page SA-17 of this STRC Stock Annex.

Bitcoin is a highly volatile asset that has traded below $70,000 per bitcoin and above $120,000 per bitcoin in our principal market in the 12 months preceding the date of this STRC Stock Annex. Bitcoin does not pay interest or other returns and so our ability to generate cash from our bitcoin holdings depends on sales. Future fluctuations in bitcoin trading prices may result in our converting bitcoin purchased with the net proceeds from this offering into cash with a value substantially below the net proceeds from this offering, and there can be no assurance as to whether or when we will realize any cash proceeds from our contemplated acquisition of bitcoin.

Stated Amount	$100 per share of STRC Stock.

Liquidation Preference	Initially $100 per share of STRC Stock. The liquidation preference is subject to adjustment in the manner described in this STRC Stock Annex. However, the liquidation preference will not be adjusted to an amount that is less than $100 per share of STRC Stock.

Regular Dividend Payment Dates	The last calendar day of each calendar month.

Regular Record Dates	With respect to any regular dividend payment date, the 15th calendar day of the month in which such regular dividend payment date occurs.

Regular Dividends

The STRC Stock accumulates cumulative dividends, which we refer to as “regular dividends,” at a variable rate per annum, calculated in the manner described below, on the stated amount thereof, regardless of whether or not declared or funds are legally available for their payment. Subject to the other provisions described in this STRC Stock Annex, regular dividends will be payable when, as and if declared by our board of directors, out of funds legally available for their payment, monthly in arrears on each regular dividend payment date to the preferred stockholders of record as of the close of business on the regular record date immediately preceding the applicable regular dividend payment date.

The rate per annum (which we refer to as the “monthly regular dividend rate per annum”) at which regular dividends accumulated on the STRC Stock for any “regular dividend period” (as defined in this STRC Stock Annex) was initially set at 9.00% with respect to the regular dividend period beginning on July 29, 2025. However, as described more fully below, we have the right, in our sole and absolute discretion, to adjust the monthly regular dividend rate per annum that applies to each regular dividend period and we have adjusted the regular dividend rate on a monthly basis through the date of this STRC Stock Annex. As of the date of this STRC Stock Annex, the regular dividend rate per annum is 10.50%. To make such election, we must provide notice of the adjusted monthly regular dividend rate per annum to preferred stockholders before the first business day of the regular dividend period in which such adjusted monthly regular dividend rate per annum applies. We are permitted to provide such notice in the manner described in the STRC Stock Annex under the caption “Description of STRC Stock—Notices,” or in a press release issued through such national newswire service as we then use, or by publishing the same through such other widely disseminated public medium as we then use, including our website. If we do not timely provide such notice, then the monthly regular dividend rate per annum that applies to such regular dividend period will be the monthly regular dividend rate per annum that applies to the immediately preceding regular dividend period.

If we elect to adjust the monthly regular dividend rate per annum in the manner described above, then the adjusted monthly regular dividend rate will be a rate that we will choose in our sole and absolute discretion. However, we are not permitted to reduce the monthly regular dividend rate per annum that applies to any regular dividend period (i) by more than the following amount from the monthly regular dividend rate per annum applicable to the prior regular dividend period: the sum of (1) 25 basis points; and (2) the excess, if any, of (x) the “monthly SOFR per annum” (as defined in this STRC Stock Annex) on the first business day of such prior regular dividend period, over (y) the minimum of the monthly SOFR per annum rates that occur on the business days during the period from, and including, the first business day of such prior regular dividend period to, and including, the last business day of such prior regular dividend period; or (ii) to a rate per annum that is less than the monthly SOFR per annum in effect on the business day before we provide notice of the next regular dividend rate.

Notwithstanding anything to the contrary, but subject to the more detailed provisions described in this STRC Stock Annex, we are not entitled to elect to reduce the monthly regular dividend rate per annum as described above unless, at the time we provide the related notice referred to above, all accumulated regular dividends, if any, on the STRC Stock then outstanding for all prior completed regular dividend periods, if any, have been paid in full (or have been declared in full and consideration in kind and amount that is sufficient, in accordance with the certificate of designations, to pay such accumulated regular dividends, is set aside for the benefit of the preferred stockholders entitled thereto).

Our current intention, which is subject to change in our sole and absolute discretion, is to adjust the monthly regular dividend rate per annum in such a manner as we believe will maintain STRC Stock’s trading price at or close to its stated amount of $100 per share. For example, if the trading price of STRC Stock exceeds $100, our current intention would be to reduce the monthly regular dividend rate per annum with the goal of causing the trading price of STRC Stock to decrease. Similarly, if the trading price of STRC Stock is less than $100, our current intention would be to increase the monthly regular dividend rate per annum with the goal of causing the trading price of STRC Stock to appreciate. We will take any such actions at our sole discretion based on our subjective assessment of market conditions and the measures we believe are necessary to achieve our intended objectives. See “Risk Factors—Risks Related to the STRC Stock and This Offering—We may be unsuccessful in achieving, or may abandon, our current intention of adjusting the regular dividend rate in such a manner as we believe (in our sole and absolute judgment) would be designed to cause the STRC Stock to trade at prices, or otherwise have a value, near its stated amount of $100 per share” and “Risk Factors—Risks Related to the STRC Stock and This Offering—Our right to unilaterally reduce the regular dividend rate could cause the STRC Stock to accumulate dividends at rates that are below those of otherwise comparable instruments, could cause the trading price or value of the STRC Stock to decrease, and could otherwise significantly harm investors.”

Declared regular dividends on the STRC Stock are payable solely in cash, in the manner, and subject to the provisions, described in this STRC Stock Annex.

If any accumulated regular dividend (or any portion thereof) on the STRC Stock is not paid on the applicable regular dividend payment date (or, if such regular dividend payment date is not a business day, the next business day), then additional regular dividends, which we refer to as “compounded dividends,” will accumulate on the amount of such unpaid regular dividend, compounded monthly at the monthly regular dividend rate per annum applicable to the relevant regular dividend period from, and including, the calendar day after such regular dividend payment date to, and including, the date the same, including all compounded dividends thereon, is paid in full.

See “Description of STRC Stock—Regular Dividends.”

We expect to fund any dividends paid in cash on the STRC Stock primarily through additional capital raising activities, including, but not limited to, at-the-market offerings of our class A common stock and other dividend junior stock. See “Risk Factors—Risks Related to the STRC Stock and This Offering—We may not have sufficient funds to pay dividends in cash on the STRC Stock, or we may choose not to pay dividends on the STRC Stock. In addition, regulatory and contractual restrictions may prevent us from declaring or paying dividends.”

No Preemptive and Conversion Rights	The STRC Stock is not convertible into or exchangeable for any other securities or property and is not entitled to any preemptive or similar rights.

Optional Redemption	We have the right, at our election, to redeem all, or any whole number of shares (subject to the limitation described below), of the issued and outstanding STRC Stock, at any time, and from time to time, on any redemption date. We refer to a redemption pursuant to the provision described above as an “optional redemption.” The redemption price for any share of STRC Stock to be redeemed pursuant to an optional redemption will be a cash amount equal to $101 per share of STRC Stock to be redeemed (or such higher amount as may be chosen in our sole discretion, it being understood that such higher amount (or the formula to determine such higher amount) will be announced by prior public notice and/or set forth in the applicable relevant notice of redemption), plus accumulated and unpaid regular dividends on such share to, and including, the redemption date. However, we may not redeem less than all of the outstanding STRC Stock unless at least $250.0 million aggregate stated amount of STRC Stock is outstanding and not called for redemption as of the time we provide the related redemption notice.

See “Description of STRC Stock—Redemption at Our Option—Optional Redemption.”

Clean-Up Redemption	In addition to the redemption right described above, we have the right, at our election, to redeem all, and not less than all, of the STRC Stock, at any time, for cash if the total number of shares of all STRC Stock then outstanding is less than 25% of the total number of shares of STRC Stock issued in the initial offering of STRC Stock and in any future offering taken together. We refer to a redemption pursuant to this provision as a “clean-up redemption.” The redemption price for any share of STRC Stock to be redeemed pursuant to a clean-up redemption will be a cash amount equal to the liquidation preference of such share as of the business day before the date we provide the related redemption notice, plus accumulated and unpaid regular dividends on such share to, and including, the redemption date.

See “Description of STRC Stock—Redemption at Our Option—Clean-Up Redemption.”

Redemption Upon Tax Event	In addition to the redemption rights described above, we have the right, at our election, to redeem all, and not less than all, of the STRC Stock, at any time, for cash if a “tax event” (as defined in this STRC Stock Annex) occurs. We refer to a redemption pursuant to this provision as a “tax redemption.” The redemption price for any share of STRC Stock to be redeemed pursuant to a tax redemption will be a cash amount equal to the liquidation preference of such share as of the business day before the date we provide the related redemption notice, plus accumulated and unpaid regular dividends on such share to, and including, the redemption date.

See “Description of STRC Stock—Redemption at Our Option—Tax Redemption.”

Repurchase at the Option of the Preferred Stockholders After a Fundamental Change	If a “fundamental change” (as defined in this STRC Stock Annex) occurs, then, except as described in this STRC Stock Annex, preferred stockholders have the right (which we refer to as the “fundamental change repurchase right”) to require us to repurchase some or all of their shares of STRC Stock at a cash repurchase price equal to the stated amount of the STRC Stock to be repurchased, plus accumulated and unpaid regular dividends, if any, thereon to, and including, the fundamental change repurchase date.

See “Description of STRC Stock—Fundamental Change Permits Preferred Stockholders to Require Us to Repurchase STRC Stock.”

Voting Rights	The STRC Stock has no voting rights except as described in this STRC Stock Annex or as provided in our certificate of incorporation or required by the Delaware General Corporation Law.

Subject to the exceptions and limitations described in this STRC Stock Annex, the affirmative vote or consent of preferred stockholders, and holders of each class or series of voting parity stock, if any, with similar voting or consent rights with respect to such event, representing at least a majority of the combined outstanding voting power of the STRC Stock and such voting parity stock will be required for certain transactions or events, including (i) certain amendments to our certificate of incorporation or the certificate of designations establishing the terms of the STRC Stock; (ii) certain consolidations, combinations and mergers involving us; and (iii) certain binding or statutory share exchanges or reclassifications involving the STRC Stock.

See “Description of STRC Stock—Voting Rights.”

Ranking	The STRC Stock ranks as follows:

•

senior to (i) “dividend junior stock” (as defined in this STRC Stock Annex, and which includes our class A common stock, our class B common stock, our 8.00% Series A Perpetual Strike Preferred Stock (“STRK Stock”) and our 10.00% Series A Perpetual Stride Stock, (“STRD Stock”)) with respect to the payment of dividends; and (ii) “liquidation junior stock” (as defined in this STRC Stock Annex, and which includes our class A common stock, our class B common stock, our STRK Stock and our STRD Stock) with respect to the distribution of assets upon our liquidation, dissolution or winding up;

•

equally with (i) “dividend parity stock” (as defined in this STRC Stock Annex) with respect to the payment of dividends; and (ii) “liquidation parity stock” (as defined in this STRC Stock Annex) with respect to the distribution of assets upon our liquidation, dissolution or winding up;

•

junior to (i) “dividend senior stock” (as defined in this STRC Stock Annex, and which includes our 10.00% Series A Perpetual Strife Preferred Stock, (“STRF Stock”) with respect to the payment of dividends; (ii) “liquidation senior stock” (as defined in this STRC Stock Annex, and which includes our STRF Stock) with respect to the distribution of assets upon our liquidation, dissolution or winding up; and (iii) our existing and future indebtedness (including all of our issued and outstanding “Convertible Notes” (as defined in this STRC Stock Annex)); and

•	structurally junior to all existing and future indebtedness and other liabilities, including trade payables, and (to the extent we are not a holder thereof) capital stock of our subsidiaries.

As of September 30, 2025, excluding intercompany indebtedness, we had approximately $8.24 billion in aggregate principal amount of consolidated indebtedness outstanding. Additionally, as of October 31, 2025, there were 12,470,812 shares of STRF Stock outstanding, 13,918,518 shares of STRK Stock outstanding, 12,539,683 shares of STRD Stock outstanding, and no dividend parity stock or liquidation parity stock outstanding. Our indebtedness and STRF Stock rank senior to the STRC Stock.

Transfer Agent and Paying Agent for the STRC Stock	U.S. Bank Trust Company, National Association.

Listing	The STRC Stock is listed on The Nasdaq Global Select Market under the symbol “STRC.” On November 3, 2025, the last reported sale price of our STRC Stock as reported on The Nasdaq Global Select Market was $99.61 per share.

Risk Factors	Investing in the STRC Stock involves risks. See the “Risk Factors” section of this STRC Annex and the “Risk Factors”, “Risk Factors Related to the ATM Offering Programs” and “Risk Factors Updates” sections contained in the accompanying base prospectus supplement and prospectus and in the documents incorporated by reference into, the accompanying base prospectus supplement and prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our STRC Stock.

Material United States Federal Income Tax Considerations	For a description of material U.S. federal income tax consequences of purchasing, owning, and disposing of the STRC Stock, see “Material United States Federal Income Tax Considerations.” In particular, holders should review the discussion under “Material United States Federal Income Tax Considerations—Fast-Pay Stock Regulations” regarding the potentially adverse consequences that would apply if any shares of STRC Stock were treated as “fast-pay” stock.

Book-Entry Form	We will initially issue the STRC Stock in the form of one or more global certificates registered in the name of Cede & Co., as nominee of The Depository Trust Company (which we refer to as “DTC”), which we will deposit with the transfer agent as custodian for DTC. Beneficial interests in global certificates will be shown on, and transfers of STRC Stock represented by global certificates will be effected only through, the records maintained by DTC. Except in limited circumstances, we will not issue physical certificates representing any STRC Stock. See “Description of STRC Stock—Book Entry, Settlement and Clearance.”

Shares Outstanding After This Offering	Immediately after the consummation of this offering, 70,175,552 shares of STRC Stock, assuming sales of $4,200,000,000.00 shares of STRC Stock in this offering at a price of $99.61 per share, which was the last reported sale price of the STRC Stock on The Nasdaq Global Select Market on November 3, 2025, 12,470,812 shares of STRF Stock, 13,918,518 shares of STRK Stock, 12,539,683 shares of STRD Stock, 19,640,250 shares of class B common stock, and 267,713,485 shares of our class A common stock will be outstanding. The actual number of shares of STRC Stock issued in this offering will vary depending on the actual sales prices in this offering. For purposes of this calculation, we have used the number of shares of STRF Stock, STRK Stock, STRD Stock, class B common stock, and class A common stock that were outstanding as of October 31, 2025.

RISK FACTORS

An investment in the STRC Stock involves a high degree of risk. Before deciding whether to invest in the STRC Stock, you should carefully consider the risks described below and discussed under the sections captioned “Risk Factors”, “Risk Factors Related to the ATM Offering Programs” and “Risk Factor Updates” contained in the accompanying base prospectus supplement and prospectus and in our most recent Annual Report on Form 10-K, any of our subsequent Quarterly Reports on Form 10-Q, and any of our Current Reports on Form 8-K that are incorporated by reference herein, together with other information in this STRC Stock Annex, in the accompanying base prospectus supplement and prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed, resulting in a loss of all or part of your investment. As used in this section, (i) “we,” “our” and “us” refer to Strategy Inc and not to its subsidiaries; and (ii) “preferred stockholder” refers to a registered holder of the STRC Stock.

Risks Related to the STRC Stock and This Offering

Although the STRC Stock is senior to our class A common stock, class B common stock, STRK Stock and STRD Stock, it is junior to our STRF Stock and our existing and future indebtedness, structurally junior to the liabilities of our subsidiaries and subject to the rights and preferences of any other series of preferred stock then outstanding.

If we liquidate, dissolve or wind up, whether voluntarily or involuntarily, then our assets will be available to distribute to our equity holders, including holders of the STRC Stock, only if all of our then outstanding indebtedness is first paid in full. The remaining assets, if any, would then be allocated among the holders of our equity securities in accordance with their respective liquidation rights. Since our STRF Stock is liquidation senior stock, we would be required to pay the amounts due on our STRF Stock in full before making any payments on the STRC Stock. If we issue any additional liquidation senior stock in the future, then we would also be required to pay the amounts due on such additional liquidation senior stock in full before making any payments on the STRC Stock. If any assets remain after any liquidation senior stock is paid in full, those assets will be distributed pro rata among holders of the STRC Stock and any other liquidation parity stock then outstanding. There may be insufficient remaining assets available to pay the liquidation preference and any accumulated and unpaid dividends on the STRC Stock. As of September 30, 2025, excluding intercompany indebtedness, we had approximately $8.24 billion in aggregate principal amount of consolidated indebtedness outstanding. Additionally, as of October 31, 2025, there were 12,470,812 shares of STRF Stock outstanding, and no dividend parity stock or liquidation parity stock outstanding. Our indebtedness and STRF Stock rank senior to the STRC Stock. As of October 31, 2025, there were 267,713,485 shares of class A common stock outstanding, 19,640,250 shares of class B common stock outstanding, 13,918,518 shares of STRK Stock outstanding, and 12,539,683 shares of STRD Stock outstanding, all of which rank junior to the STRC Stock.

In addition, our subsidiaries have no obligation to pay any amounts on the STRC Stock. If any of our subsidiaries liquidates, dissolves or winds up, whether voluntarily or involuntarily, then we, as a direct or indirect common equity owner of that subsidiary, will be subject to the prior claims of that subsidiary’s creditors, including trade creditors and preferred equity holders. We may never receive any amounts from that subsidiary, and, accordingly, the assets of that subsidiary may never be available to make payments on the STRC Stock.

Our right to unilaterally reduce the regular dividend rate could cause the STRC Stock to accumulate dividends at rates that are below those of otherwise comparable instruments, could cause the trading price or value of the STRC Stock to decrease, and could otherwise significantly harm investors.

The STRC Stock accumulates cumulative regular dividends on the stated amount thereof at a variable rate per annum equal to the monthly regular dividend rate per annum. The monthly regular dividend rate per annum was initially set at 9.00% with respect to the regular dividend period beginning on July 29, 2025. However, subject to the provisions described more fully under the caption “Description of STRC Stock—Regular Dividends,” we have the right, in our sole and absolute discretion, to adjust the monthly regular dividend rate per annum that applies to each regular dividend period and we have adjusted the regular dividend rate on a monthly basis through the date of this STRC Stock Annex. As of the date of this STRC Stock Annex, the regular dividend rate per annum is 10.50%. Our right to adjust the monthly regular dividend rate per annum is subject to certain restrictions. For example, we are not permitted to reduce the monthly regular dividend rate per annum that applies to any regular dividend period (i) by more than the following amount from the monthly regular dividend rate per annum applicable to the prior regular dividend period: the sum of (1) 25 basis points; and (2) the excess, if any, of (x) the monthly SOFR per annum on the first business day of such prior regular dividend period, over (y) the minimum of the monthly SOFR per annum rates that occur on the business days during the period from, and including, the first business day of such prior regular dividend period to, and including, the last business day of such prior regular dividend period; or (ii) to a rate per annum that is less than the monthly SOFR per annum in effect on the business day before we provide notice of the next regular dividend rate. In addition, subject to the more detailed provisions described in this STRC Stock Annex, we are not entitled to reduce the monthly regular dividend rate per annum unless, at the time we provide the related notice of the adjustment, all accumulated regular dividends, if any, on the STRC Stock then outstanding for all prior completed regular dividend periods, if any, have been paid in full (or have been declared in full and consideration in kind and amount that is sufficient, in accordance with the certificate of designations, to pay such accumulated regular dividends, is set aside for the benefit of the preferred stockholders entitled thereto). See “Description of STRC Stock—Regular Dividends.”

Our current intention, which is subject to change in our sole and absolute discretion, is to adjust the monthly regular dividend rate per annum in such a manner as we believe will maintain STRC Stock’s trading price at or close to its stated amount of $100 per share. We may, at any time in our sole and absolute discretion, and without the consent of any preferred stockholder, choose to reduce the monthly regular dividend rate per annum to the maximum extent permitted by the terms of the STRC Stock, without regard to the impact that reduction may have on the trading price or value of the STRC Stock. If we reduce the monthly regular dividend rate per annum, then the trading price or value of the STRC Stock could decrease significantly. If you hold STRC Stock at the time of such a decrease, the value of your investment could materially depreciate, and you may not be able to resell your STRC Stock at favorable prices, if at all. Moreover, the mere existence of our right to unilaterally reduce the monthly regular dividend rate per annum could, in itself and without any actual reduction in the monthly regular dividend rate per annum, cause the STRC Stock to trade at prices below those that may otherwise be expected.

Notwithstanding the limitations on our ability to reduce the monthly regular dividend rate per annum, the trading price of STRC Stock could decline significantly if, for example, we reduce the dividend rate in successive regular dividend periods, or there is a market expectation that we do so. Further, consecutive monthly reductions of the regular dividends rate on the STRC Stock may cause the regular dividend rate on STRC Stock to be viewed as reasonably expected to decline, which could result in adverse consequences to holders of STRC Stock. See “—The tax rules applicable to “fast-pay stock” could result in adverse consequences to holders of STRC Stock” below. If we reduce the monthly regular dividend rate per annum to the minimum dividend rate of the monthly SOFR per annum, and the monthly SOFR per annum thereafter increases, we will have no obligation to increase the monthly regular dividend rate per annum to the new monthly SOFR per annum. Moreover, SOFR has a limited history, and its future performance cannot be predicted.

Despite our current intention, which is to adjust the monthly regular dividend rate per annum in such a manner as we believe will maintain STRC Stock’s trading price at or close to its stated amount of $100 per share, since we are permitted to exercise our right to adjust the monthly regular dividend rate per annum for any reason, the trading price of the STRC Stock could be significantly volatile. For example, we could choose to adjust the monthly regular dividend rate per annum for reasons not directly related to the market value of our bitcoin holdings, the credit spreads on our other debt and preferred stock instruments, or the interest rate environment. Accordingly, the trading profile of our STRC Stock could be significantly different than that of our other securities. Increased volatility could harm investors by, for example, causing wide fluctuations in the implied yield of the STRC Stock and otherwise increasing the uncertainty regarding the price at which investors may resell their STRC Stock, if at all.

Certain provisions of the STRC Stock are intended to protect investors in the event we fail to declare and pay regular dividends on the STRC Stock. These provisions include restrictions on our ability to make payments on, or engage in certain other transactions relating to, other classes of our capital stock that rank junior to, or on parity with, the STRC Stock. See “Description of STRC Stock—Regular Dividends—Priority of Dividends; Limitation on Junior Payments; No Participation Rights.” Our ability to reduce the monthly regular dividend rate per annum could cause these provisions to be inadequate to protect investors. For example, we could reduce the monthly regular dividend rate per annum to a sufficiently low rate that permits us to pay all accumulated regular dividends and avoid invoking the protective measures of these provisions.

In deciding to invest in the STRC Stock, you should be prepared to bear the risk that we will exercise our right to reduce the regular dividend rate on the STRC Stock to the maximum extent we are permitted to do so.

We may not have sufficient funds to pay dividends in cash on the STRC Stock, or we may choose not to pay dividends on the STRC Stock. In addition, regulatory and contractual restrictions may prevent us from declaring or paying dividends.

We expect to fund any dividends paid in cash on the STRC Stock primarily through additional capital raising activities, including, but not limited to, at-the-market offerings of our class A common stock and our junior preferred securities. However, our ability to declare and pay cash dividends on the STRC Stock will depend on many factors, including the following:

•	our financial condition, including the amount of cash we have on hand;

•	the amount of cash, if any, generated by our operations and financing activities (including our ability to raise additional capital from the equity capital markets on favorable terms or at all);

•

our anticipated financing needs, including the amounts needed to service our indebtedness or other obligations (including any dividend payments we must make under our STRK Stock, STRF Stock or STRD Stock), which may be impacted by our ability to sell equity which is reliant on maintaining effective registration statements, certain market conditions, such as sufficient liquid trading volume for our stock, the market price of our securities, the value of our bitcoin holdings, investor sentiment and the general public perception of bitcoin, our strategy and our value proposition;

•	the degree to which we decide to reinvest any cash generated by our operations or financing activities to fund our future operations;

•	the ability of our subsidiaries to distribute funds to us;

•	regulatory restrictions on our ability to pay dividends, including under the Delaware General Corporation Law;

•	our ability to sell equity securities under existing or new at-the-market offering programs; and

•	contractual restrictions on our ability to pay dividends.

In addition, our board of directors may choose not to pay accumulated dividends on the STRC Stock for any reason. Accordingly, we may pay less than the full amount of accumulated dividends on the STRC Stock. In addition, if we fail to declare and pay accumulated dividends on the STRC Stock in full, then the value of the STRC Stock will likely decline.

Provisions contained in the instruments governing our future indebtedness may restrict or prohibit us from paying cash dividends on the STRC Stock. If the terms of our indebtedness restrict or prohibit us from paying dividends, then we may seek to refinance that indebtedness or seek a waiver that would permit the payment of dividends. However, we may be unable or may choose not to refinance the indebtedness or obtain a waiver.

Under the Delaware General Corporation Law, we may declare dividends on the STRC Stock only out of our “surplus” (which generally means our total assets less total liabilities, each measured at their fair market values, less statutory capital), or, if there is no surplus, out of our net profits for the current or the immediately preceding fiscal year. We may not have sufficient surplus or net profits to declare and pay dividends on the STRC Stock in cash.

If we fail to declare and pay full dividends on the STRF Stock, we will be prohibited from paying dividends on the STRC Stock. Moreover, if we fail to declare and pay full dividends on the STRC Stock, then we will be prohibited from paying dividends on our class A common stock and any other junior securities (including our STRK Stock and STRD Stock), subject to limited exceptions. Further, no dividends may be declared or paid on any class or series of dividend parity stock unless regular dividends are simultaneously declared on the STRC Stock on a pro rata basis (as described further under the caption “Description of STRC Stock—Regular Dividends—Priority of Dividends; Limitation on Junior Payments; No Participation Rights— Limitation on Dividends on Parity Stock”).

The STRC Stock has only limited voting rights.

The STRC Stock confers no voting rights except with respect to certain dividend arrearages, certain amendments to the terms of the STRC Stock, and certain other limited circumstances described in this STRC Stock Annex and except as required by the Delaware General Corporation Law. Holding STRC Stock does not confer the right to vote together with holders of our class A common stock on matters on which our class A common stockholders are entitled to vote. For example, holders of STRC Stock, as such, do not have the right to vote in the general election of our directors and do not have any additional voting rights (such as the right to elect any directors to our board of directors) upon the non-payment of regular dividends. Accordingly, the voting provisions of the STRC Stock may not afford you with meaningful protections for your investment.

Without the consent of any holder of our STRC Stock, we may issue preferred stock in the future that ranks equally with or senior to the STRC Stock with respect to dividends and liquidation rights, which may adversely affect the rights of preferred stockholders.

Without the consent of any holder of STRC Stock, we may authorize and issue preferred stock (including additional STRC Stock or STRF Stock) that ranks equally with or senior to the STRC Stock with respect to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up. If we issue any such preferred stock in the future, the rights of holders of the STRC Stock will be diluted and the value of the STRC Stock may decline. For example, if we issue any dividend senior stock in the future (including additional STRF Stock), such dividend senior stock could contain (or, in the case of our STRF Stock, does contain) provisions that prohibit us from paying dividends on the STRC Stock or purchasing, redeeming or acquiring the STRC Stock until and unless we first pay accumulated dividends in full on such dividend senior stock.

A liquid trading market for the STRC Stock may not be maintained.

Although we have listed the STRC Stock on The Nasdaq Global Select Market, a liquid trading market for the STRC Stock may not continue to develop or be maintained, and the listing may be subsequently withdrawn. Accordingly, you may not be able to sell your STRC Stock at the times you wish to or at favorable prices, if at all.

The liquidity of the trading market, if any, and future trading prices of the STRC Stock will depend on many factors, including, among other things, prevailing interest rates, the monthly SOFR per annum, our dividend yield, financial condition, results of operations, business, prospects and credit quality relative to our competitors, the market for similar securities and the overall securities market. Many of these factors are beyond our control.

Market volatility could significantly harm the market for the STRC Stock, regardless of our financial condition, results of operations, business, prospects or credit quality.

The condition of the financial markets, prevailing interest rates and other factors could significantly affect the trading price of the STRC Stock.

The condition of the financial markets and changes in prevailing interest rates can have an adverse effect on the trading price of the STRC Stock. For example, prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, and we would expect an increase in prevailing interest rates to depress the trading price of the STRC Stock. An increase in short- or long-term interest rates, including as a result of a rise in actual or expected inflation, could cause the trading price of the STRC Stock to fall significantly.

We may be unsuccessful in achieving, or may abandon, our current intention of adjusting the regular dividend rate in such a manner as we believe (in our sole and absolute judgment) would be designed to cause the STRC Stock to trade at prices, or otherwise have a value, near its stated amount of $100 per share.

Our current intention, which is subject to change in our sole and absolute discretion, is to adjust the monthly regular dividend rate per annum in such a manner as we believe will maintain STRC Stock’s trading price at or close to its stated amount of $100 per share. However, we have no obligation to do so, and even if we attempt to achieve our current stated intent, any adjustments we make to the monthly regular dividend rate per annum, or any other actions we take, may fail to achieve or maintain the trading price or value of the STRC Stock near $100 per share. For example, if the STRC Stock is trading at a price per share above $100 and we reduce the monthly regular dividend rate per annum with the goal of decreasing the trading price per share of the STRC Stock to $100, such reduction may cause the trading price of the STRC Stock to decrease by a greater amount than we anticipate, such that the trading price per share of STRC Stock may decrease below $100. Similarly, if the STRC Stock is trading at a price per share below $100 and we increase the monthly regular dividend rate per annum with the goal of increasing the trading price per share of the STRC Stock to $100, such increase may cause the trading price of the STRC Stock to increase by a lesser amount than we anticipate, such that the trading price per share of STRC Stock may remain below $100.

Further, for any additional shares of STRC Stock that we issue in this offering or in any future offering, our current intention (which is subject to change in our sole and absolute discretion) is to issue any such shares of STRC Stock at a price per share not less than $99 or more than $101. However, we may issue any additional shares of STRC Stock in this offering or in any future offering at any price we choose.

Like any other security, the trading price or value of the STRC Stock will depend on a wide range of factors, including those described elsewhere in this “Risk Factors” section and above under the caption “Forward-Looking Statements,” many of which are beyond our control. While we expect that the dividend rate on the STRC Stock will directly impact its trading price or value, there are many other factors that could have equal or more significant impacts. Any adjustment we make to the monthly regular dividend rate per annum that is designed to achieve a specified trading price or value will, necessarily, be based on assumptions regarding those other factors. These assumptions will always be inaccurate or incomplete to some degree, and potentially to a material extent. Moreover, even if such an adjustment initially achieves a specified trading price or value, the trading price or value may fluctuate significantly throughout the relevant regular dividend period before we have an opportunity to adjust the monthly regular dividend rate per annum for the next regular dividend period.

Importantly, the mere existence of our right to unilaterally adjust the monthly regular dividend rate per annum will impact the trading price and value of the STRC Stock. Specifically, we expect the trading price of the STRC Stock at any time to reflect the market’s expectations at that time regarding how we will exercise this right in the foreseeable future. Comments we make regarding our intentions regarding the adjustment of the monthly regular dividend rate per annum could also impact the trading price and value of the STRC Stock. Modeling the impact of market expectations on the trading price of the STRC Stock may be impossible. For example, if we increase, or announce an intention to increase, the monthly regular dividend rate per annum, then the trading price of the STRC Stock may in fact decrease if the market expected us to make a larger increase.

From time to time, we may publicly disclose our expected policies regarding adjustments to the monthly regular dividend rate per annum of the STRC Stock. These disclosures may include specific numerical frameworks setting forth the amount of any change to the monthly regular dividend rate per annum that we intend to make based on the trading price of the STRC Stock or other metrics. In all cases, these disclosures refer only to our current intent as of the time of the applicable disclosure; they are neither a guarantee that the STRC Stock will trade at a specified price in response to any changes to the monthly regular dividend rate per annum, nor a guarantee that we will make any specific adjustment to the monthly regular dividend rate per annum. Moreover, we are free to abandon our stated intent, as described above, or any policies or frameworks that we may subsequently disclose publicly, at any time in our sole and absolute discretion and without the consent of any preferred stockholder. See “Risk Factors—Risks Related to the STRC Stock and This Offering—Our right to unilaterally reduce the regular dividend rate could cause the STRC Stock to accumulate dividends at rates that are below those of otherwise comparable instruments, could cause the trading price or value of the STRC Stock to decrease, and could otherwise significantly harm investors” above.

Holders of STRC Stock may be treated as receiving deemed distributions, and consequently may be subject to tax with respect to the STRC Stock under certain circumstances, even though no corresponding distribution of cash has been made.

Under Section 305 of the Internal Revenue Code of 1986, as amended (the “Code”), holders of STRC Stock may be treated as receiving a deemed distribution on the STRC Stock under certain circumstances, including (i) an increase in the liquidation preference of the STRC Stock, (ii) if the STRC Stock is issued at a discount or (iii) if we can call the STRC Stock at a price above its issue price. The liquidation preference of the STRC Stock is subject to adjustment in the manner described in this STRC Stock Annex, which adjustment may result in an increase in the liquidation preference. In addition, if our board of directors does not declare a dividend on the STRC Stock in respect of any dividend period before the related dividend payment date, the deferred dividend may be treated as an increase in the liquidation preference of the STRC Stock. In either case, any increase in the liquidation preference could give rise to a deemed dividend to holders of STRC Stock. Although the matter is not entirely clear, we believe any such adjustment of liquidation preference in the manner described in this STRC Stock Annex, deferred dividend, discount or call premium should not be treated as giving rise to a deemed distribution on the STRC Stock. However, there is no assurance that the Internal Revenue Service (the “IRS”) or an applicable withholding agent will not take a contrary position.

Any deemed distribution will generally be taxable to the same extent as a cash distribution. In addition, for any holder of STRC Stock that is a “non-U.S. holder” (as defined in “Material United States Federal Income Tax Considerations”), any deemed distribution could be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty. Because deemed distributions received by a holder of STRC Stock would not give rise to any cash from which any applicable withholding tax could be satisfied, if we (or an applicable withholding agent) pay withholding (including backup withholding) on behalf of a holder of STRC Stock, we (or an applicable withholding agent) may set off any such payment against, or withhold such taxes from, payments of cash to such holder of STRC Stock or sales proceeds received by, or other funds or assets of, such holder of STRC Stock, or require alternative arrangements with respect to such withholding taxes.

The application of the rules under Section 305 of the Code to the STRC Stock is uncertain, and holders of STRC Stock should consult their tax advisors about the impact of these rules in their particular situations.

Holders of STRC Stock may not be entitled to the dividends-received deduction or preferential tax rates applicable to qualified dividend income.

Distributions paid to corporate U.S. holders may be eligible for the dividends-received deduction and distributions paid to non-corporate U.S. holders may be subject to tax at the preferential tax rates applicable to “qualified dividend income” if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes and certain holding period and other requirements are met. We do not have any accumulated earnings and profits, and do not expect to generate current earnings and profits in the current year or the foreseeable future. Accordingly, the distributions on the STRC Stock are generally not expected to qualify as dividends for U.S. federal income tax purposes in the current year or the foreseeable future.

We intend to provide public notice to the holders of STRC Stock to the extent that the distributions on STRC Stock are not treated as being made out of our current or accumulated earnings and profits. For the avoidance of doubt, our expectation on earnings and profits could change, therefore the U.S. federal income tax treatment of the distributions on STRC Stock could change. Holders of STRC Stock are encouraged to consult with their tax advisors regarding the implications of our current or accumulated earnings and profits for U.S. federal income tax purposes.

The tax rules applicable to “fast-pay stock” could result in adverse consequences to holders of STRC Stock.

Under Treasury Regulations promulgated under Section 7701(l) of the Code (the “Fast-Pay Stock Regulations”), if stock of a corporation is structured such that dividends paid with respect to the stock are economically (in whole or in part) a return of the stockholder’s investment (rather than a return on the stockholder’s investment), then the stock is characterized as “fast-pay stock” and is subject to adverse tax reporting requirements and potentially penalties, as described below. In addition, under the Fast-Pay Stock Regulations, unless clearly demonstrated otherwise, stock is presumed to be fast-pay stock if it is structured to have a dividend that is reasonably expected to decline (as opposed to a dividend rate that is reasonably expected to fluctuate or remain constant) (for such purpose, the dividend rate may be viewed as reasonably expected to decline if we are reasonably expected to stop paying regular dividends on the STRC Stock or if we are reasonably expected to reduce the monthly regular dividend rate over a meaningful time period) or is issued for an amount that exceeds (by more than a de minimis amount, as determined under applicable Treasury Regulations) the amount at which the stockholder can be compelled to dispose of the stock. It is not clear what amount would constitute “de minimis” in the case of stock with a perpetual term.

The determination of whether stock is fast-pay stock is based on all the facts and circumstances. To determine if it is fast-pay stock, stock is examined when issued, and, for stock that is not fast-pay stock when issued, when there is a significant modification in the terms of the stock or the related agreements or a significant change in the relevant facts and circumstances. The relevant tax regulations do not indicate the types of significant changes in facts and circumstances that are intended to give rise to such a determination, and therefore it is possible that such a change could arise when, for example, there is a change to the terms of our optional redemption right.

We may issue shares of STRC Stock from time to time under this STRC Stock Annex (the “Offered Shares”) and may otherwise issue shares of STRC Stock (or resell any shares that we or any of our subsidiaries have purchased or otherwise acquired) from time to time (such issued or resold shares, the “Additional Shares”). We do not intend to issue any shares of STRC Stock that would be treated as fast-pay stock, and we do not believe that we structured any Offered Shares, or will structure any Additional Shares, such that dividends paid by us with respect to the STRC Stock will be economically a return of a stockholder’s investment. Moreover, we have obtained, and we intend to obtain in the future, advice of counsel in connection with offerings of STRC Stock for the purpose of analyzing the consequences of issuing such shares, including in light of any legal developments regarding the definition of fast-pay stock. As the liquidation preference of the STRC Stock is subject to adjustment in the manner described in this STRC Stock Annex and our current intention is to issue the Offered Shares or any Additional Shares at a price per share not more than our optional redemption price plus accrued and unpaid dividends that may apply to such instrument at the time of its issuance, it is generally not expected that any Offered Shares or Additional Shares would be issued at such a level of premium above their liquidation preference or optional redemption price at the time of sale of the Offered Shares or Additional Shares so as to implicate the fast-pay stock rules. In addition, we do not intend to adjust the regular dividend rate in a manner that would cause the STRC Stock to be treated as fast-pay stock. Any adjustment to the regular dividend rate is expected to be consistent with our current intention to maintain the STRC Stock’s trading price at or close to its stated amount of $100 per share, and therefore the STRC Stock’s dividend rate is generally expected to fluctuate over time. Nonetheless, there may be increased risk that the IRS could assert that such Offered Shares or Additional Shares constitute fast-pay stock.

Transactions involving fast-pay stock arrangements are treated as “listed transactions” for U.S. federal income tax purposes. Issuers and holders of any shares of fast-pay stock would be required to report their participation in the transaction on IRS Form 8886 on an annual basis with their U.S. federal income tax returns and would also be required to mail a copy of that form to the IRS Office of Tax Shelter Analysis. Failure to comply with those disclosure requirements could result in the assessment by the IRS of interest, additions to tax and onerous penalties. In addition, an accuracy-related penalty applies under the Code to any reportable transaction understatement attributable to a listed transaction if a significant purpose of the transaction is the avoidance or evasion of U.S. federal income tax. Furthermore, certain material advisors would also be required to file a disclosure statement with the IRS. If we determine that we are required to file an IRS Form 8886 (including a protective filing) in connection with the potential issuance of fast-pay stock with respect to any STRC Stock, we intend to provide public notice to the applicable holders of the STRC Stock, which notice may be by a press release, by publication on our investor relations website, or by filing a current report on Form 8-K with the SEC.

Notwithstanding our intent not to issue STRC Stock that would be fast-pay stock, the rules regarding the definition of fast-pay stock are unclear in certain respects and, therefore, the IRS could disagree with our determination and treat Offered Shares or Additional Shares as fast-pay stock. In addition, even if a particular issuance of Offered Shares or Additional Shares is not fast-pay stock, the treatment of any other shares of STRC Stock—including other Offered Shares or any Additional Shares—as fast-pay stock (for example, as a result of a determination by the IRS) could result in adverse consequences to holders of all shares of STRC Stock because the shares may be indistinguishable from each other. See “—An issuance of STRC Stock could have an adverse tax profile, which could subject holders of any other shares of STRC Stock to adverse consequences” below.

Accordingly, holders of STRC Stock are strongly urged to consult their tax advisors regarding the Fast-Pay Stock Regulations and their potential consequences to an investment in the STRC Stock.

An issuance of STRC Stock could have an adverse tax profile, which could subject holders of any other shares of STRC Stock to adverse consequences.

If we issue shares of STRC Stock—whether Offered Shares or Additional Shares—that have a different, and potentially adverse, tax profile or treatment for U.S. federal income tax purposes from your shares of STRC Stock, since all such shares would trade under the same CUSIP or other identifying number, your shares of STRC Stock may be treated by subsequent purchasers, withholding agents and potentially the IRS as having the same adverse tax profile or treatment if they are not otherwise distinguishable from the STRC Stock subject to such adverse treatment.

For example, notwithstanding our intent not to issue any shares of STRC Stock that are fast-pay stock, the IRS could assert that certain shares of STRC Stock constitute fast-pay stock. See “—The tax rules applicable to “fast-pay stock” could result in adverse consequences to holders of STRC Stock” above.

Furthermore, if any shares of STRC Stock are issued at a price that exceeds their liquidation preference, such shares would constitute “disqualified preferred stock” within the meaning of Section 1059(f)(2) of the Code and any corporate U.S. holder generally will be required to reduce its tax basis (but not below zero) in the STRC Stock by the amount of any dividends-received deduction it receives. The liquidation preference of the STRC Stock is subject to adjustment in the manner described in this STRC Stock Annex, which adjustment may be taken into account for purposes of disqualified preferred stock determination. If any shares of STRC Stock issued are considered disqualified preferred stock, the other shares of STRC Stock could also be subject to the same treatment as a practical matter due to fungible trading.

If any shares of STRC Stock are sold at a discount, such shares may be subject to rules that require the accrual of such discount (or a greater discount than the discount that applies to any other shares of STRC Stock) currently over the deemed term of the shares as deemed distributions under U.S. tax rules similar to those governing original issue discount for debt instruments. In that event, the IRS or a withholding agent may treat any such discount as resulting in deemed taxable distributions with respect to all shares of STRC Stock, including those not issued at a discount (or issued at a lesser discount).

Because the IRS or other parties (such as withholding agents) may not be able to distinguish the shares of STRC Stock offered or resold from time to time, a holder of STRC Stock might be subject to adverse tax consequences or might be required to demonstrate to the IRS (or such other parties) that the holder purchased the STRC Stock in a specific offering to which those adverse tax consequences did not apply. Moreover, any adverse tax consequences as described above in connection with the issuance of any Offered Shares or Additional Shares may adversely affect the trading price of the STRC Stock. See “Material United States Federal Income Tax Considerations” for further discussion.

Provisions of the STRC Stock could delay or prevent an otherwise beneficial takeover of us.

Certain provisions in the STRC Stock could make a third-party attempt to acquire us more difficult or expensive. For example, if a takeover constitutes a fundamental change, then, except as described in this STRC Stock Annex, preferred stockholders will have the right to require us to repurchase their STRC Stock for cash. See “Description of STRC Stock—Fundamental Change Permits Preferred Stockholders to Require Us to Repurchase STRC Stock.” These fundamental change provisions could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management, including in a transaction that preferred stockholders may view as favorable.

Your investment in the STRC Stock may be harmed if we redeem the STRC Stock.

We have the right to redeem the STRC Stock in certain circumstances. See “Description of STRC Stock—Redemption at Our Option.” If we redeem your STRC Stock, then you may be unable to reinvest any proceeds from the redemption in comparable investments at favorable dividend or interest rates. Furthermore, if we elect to redeem the STRC Stock, the redemption price per share of STRC Stock that we redeem may be less than the price per share of STRC Stock that you may receive upon a sale of your STRC Stock in the open market. In addition, a redemption of less than all of the outstanding STRC Stock may harm the liquidity of the market for the unredeemed STRC Stock following the redemption. Accordingly, if your STRC Stock is not redeemed in a partial redemption, then you may be unable to sell your STRC Stock at the times you desire or at favorable prices, if at all, and the trading price of your STRC Stock may decline.

Because the STRC Stock is held in book-entry form, holders of the STRC Stock must rely on DTC’s procedures to exercise their rights and remedies.

We initially issued the STRC Stock, and the STRC Stock sold in this offering will be initially issued, in the form of “global certificates” registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in global certificates are shown on, and transfers of global certificates are effected only through, the records maintained by DTC. Except in limited circumstances, we will not issue physical certificates representing the STRC Stock. See “Description of STRC Stock—Book Entry, Settlement and Clearance.” Accordingly, if you own a beneficial interest in a global certificate, then you will not be considered an owner or holder of the STRC Stock. Instead, DTC or its nominee will be the sole holder of the STRC Stock. Payments of cash dividends and other cash amounts on global certificates will be made to the paying agent, who will remit the payments to DTC. We expect that DTC will then credit those payments to the DTC participant accounts that hold book-entry interests in the global certificates and that those participants will credit the payments to indirect DTC participants. Unlike persons who have physical certificates registered in their names, owners of beneficial interests in global certificates will not have the direct right to act on our solicitations for consents or requests for waivers or other actions from holders of the STRC Stock. Instead, those beneficial owners will be permitted to act only to the extent that they have received appropriate proxies to do so from DTC or, if applicable, a DTC participant. The applicable procedures for the granting of these proxies may not be sufficient to enable owners of beneficial interests in global certificates to vote on any requested actions on a timely basis.

USE OF PROCEEDS

From time to time, we may issue and sell shares of our STRC Stock having aggregate sales proceeds of up to $4,200,000,000.00. Because there is no minimum offering amount required as a condition to effect this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time.

We intend to use the net proceeds from this offering for general corporate purposes, including the acquisition of bitcoin and for working capital, and may also use the net proceeds for the payment of cash dividends declared or expected to be declared by the board of directors from time to time on shares of any dividend senior stock then outstanding.

Bitcoin is a highly volatile asset that has traded below $70,000 per bitcoin and above $120,000 per bitcoin in our principal market in the 12 months preceding the date of this STRC Stock Annex. Bitcoin does not pay interest or other returns and so our ability to generate cash from our bitcoin holdings depends on sales. Future fluctuations in bitcoin trading prices may result in our converting bitcoin purchased with the net proceeds from this offering into cash with a value substantially below the net proceeds from this offering, and there can be no assurance as to whether or when we will realize any cash proceeds from our contemplated acquisition of bitcoin.

We have not determined the amount of net proceeds to be used specifically for any of these purposes. As a result, our management will have broad discretion in the application of the net proceeds from this offering and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used in a manner of which you approve.

DESCRIPTION OF STRC STOCK

The following is a summary of certain provisions of the STRC Stock. It is only a summary and is not complete. The terms of our STRC Stock are set forth in a certificate of designations (the “certificate of designations”) and our second restated certificate of incorporation (as amended and supplemented to date, the “certificate of incorporation”). We qualify this summary by referring you to the certificate of designations and our certificate of incorporation, because they, and not this summary, define your rights as a holder of the STRC Stock. We will provide you, upon written request, with a copy of the certificate of designations, which includes the form of the certificates that will represent the STRC Stock, and our certificate of incorporation, as provided under the caption “Where You Can Find Additional Information; Incorporation by Reference” in the accompanying base prospectus supplement.

Certain terms used in this summary are defined below under the caption “—Definitions.” Certain other terms used in this summary are defined in the certificate of designations.

References to “we,” “us” and “our” in this section refer to Strategy Inc only and not to any of its subsidiaries.

This “Description of STRC Stock” section supplements and, to the extent inconsistent therewith, supersedes the information in the accompanying prospectus under the caption “Description of Capital Stock.”

General

Our certificate of incorporation authorizes us to issue up to 1,005,000,000 shares of preferred stock, $0.001 par value per share, in one or more series, and authorizes our board of directors to designate the preferences, rights and other terms of each series. Our board of directors has authorized the issuance of up to 33,200,000 shares of STRF Stock, 70,435,000 shares of STRC Stock, 269,800,000 shares of STRK Stock and 61,176,000 shares of STRD Stock. As of October 31, 2025, 12,470,812 shares of STRF Stock, 28,011,111 shares of STRC Stock, 13,918,518 shares of STRK Stock and 12,539,683 shares of STRD Stock were outstanding.

The up to $4,200,000,000.00 of shares of STRC Stock that we may offer and sell under this STRC Stock Annex and the accompanying base prospectus supplement and prospectus constitutes a further issuance of shares of STRC Stock in addition to the 28,011,111 shares of STRC Stock outstanding as of the date of this STRC Stock Annex. Other than the issue date, the first regular dividend record date and the first regular dividend payment date, the STRC Stock that we may offer and sell under this STRC Stock Annex and the accompanying base prospectus supplement and prospectus will have terms identical to, will have the same CUSIP number as, and will vote together with, the STRC Stock outstanding as of the date of this STRC Stock Annex immediately upon issuance.

Without the consent of any holder, we may, by resolution of our board of directors, increase the total number of authorized shares of STRC Stock, except that in no event will such increase be by an amount that exceeds the total number of authorized and undesignated shares of our preferred stock. In addition, without the consent of any holder of STRC Stock, we may issue additional STRC Stock with the same terms as the STRC Stock we are offering (except for certain differences, such as the date as of which regular dividends begin to accumulate on, the first regular dividend record date and the first regular dividend payment date for, and transfer restrictions applicable to, such additional STRC Stock). Furthermore, without the consent of any holder, we may resell any STRC Stock that we or any of our “subsidiaries” (as defined below under the caption “—Definitions”) has purchased or otherwise acquired. However, such additional or resold STRC Stock must be identified by a separate CUSIP number or by no CUSIP number if they are not fungible, for purposes of federal securities laws or, if applicable, the “depositary procedures” (as defined below under the caption “—Definitions”), with other STRC Stock that is then outstanding. In addition, without the consent of any holder, we may create and issue, or increase the authorized or issued number of, any other class or series of stock (including, for the avoidance of doubt, “dividend senior stock,” “dividend parity stock,” “liquidation senior stock” or “liquidation parity stock” (as those terms are defined below under the caption “—Definitions”)), including our STRF Stock.

Subject to applicable law, we or our subsidiaries may directly or indirectly repurchase STRC Stock in the open market or otherwise, whether through private or public tender or exchange offers, cash-settled swaps or other cash-settled derivatives.

Transfer Agent, Registrar and Paying Agent

U.S. Bank Trust Company, National Association is the initial transfer agent, registrar and paying agent for the STRC Stock. However, without prior notice to the holders of STRC Stock, we may change the transfer agent, registrar and paying agent and we or any of our subsidiaries may choose to act in that capacity as well (except that the transfer agent, registrar and paying agent with respect to any global certificate must at all times be a person that is eligible to act in that capacity under the depositary procedures).

Registered Holders

Absent manifest error, a person in whose name any share of STRC Stock is registered on the registrar’s books will be considered to be the holder of that share for all purposes, and only registered holders (which, in the case of STRC Stock held through DTC, will initially be DTC’s nominee, Cede & Co.) will have rights under our certificate of incorporation and certificate of designations as holders of the STRC Stock. In this section, we refer to the registered holders of the STRC Stock as “holders” of the STRC Stock or “preferred stockholders.”

The STRC Stock will be initially issued in global form, represented by one or more “global certificates” registered in the name of Cede & Co., as nominee of DTC, and DTC will act as the initial depositary for the STRC Stock. In limited circumstances, global certificates will be exchanged for “physical certificates” registered in the name of the applicable holder of STRC Stock. See “—Book Entry, Settlement and Clearance” for a definition of these terms and a description of certain DTC procedures that will be applicable to STRC Stock represented by global certificates.

Transfers and Exchanges

A holder of STRC Stock may transfer or exchange its STRC Stock at the office of the registrar in accordance with the certificate of designations. We, the transfer agent and the registrar may require the preferred stockholder to, among other things, deliver appropriate endorsements or transfer instruments as we or they may reasonably require. In addition, subject to the terms of the certificate of designations, we, the transfer agent and the registrar may refuse to register the transfer or exchange of any share of STRC Stock that is subject to redemption or required repurchase.

Listing

The STRC Stock is listed on The Nasdaq Global Select Market under the symbol “STRC.”

Payments on the STRC Stock

We will pay (or cause our paying agent to pay) all declared cash regular dividends or other cash amounts due on any STRC Stock represented by a global certificate by wire transfer of immediately available funds. We will pay (or cause our paying agent to pay) all declared cash regular dividends or other cash amounts due on any STRC Stock represented by a physical certificate as follows:

•	if the aggregate “stated amount” (as defined below under the caption “—Definitions”) of the STRC Stock represented by such physical certificate is at least $5.0 million (or such lower amount as we may choose in our sole and absolute discretion) and the holder of such STRC Stock entitled to such cash regular dividend or amount has delivered to the paying agent, no later than the time set forth below, a written request to receive payment by wire transfer to an account of such holder within the United States, by wire transfer of immediately available funds to such account; and

•	in all other cases, by check mailed to the address of such holder set forth in the register for the STRC Stock.

To be timely, a written request referred to in the first bullet point above must be delivered no later than the “close of business” (as defined below under the caption “—Definitions”) on the following date: (i) with respect to the payment of any declared cash regular dividend due on a regular dividend payment date for the STRC Stock, the immediately preceding regular record date; and (ii) with respect to any other payment, the date that is 15 calendar days immediately before the date such payment is due.

If the due date for a payment on any STRC Stock is not a “business day” (as defined below under the caption “—Definitions”), then such payment may be made on the immediately following business day with the same force and effect as if such payment were made on that due date, and no interest, dividend or other amount will accrue or accumulate on such payment as a result of the related delay. Solely for purposes of the immediately preceding sentence, a day on which the applicable place of payment is authorized or required by law or executive order to close or be closed will be deemed not to be a “business day.”

Ranking

The STRC Stock ranks as follows:

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senior to (i) “dividend junior stock” (as defined below under the caption “—Definitions,” and which includes our class A common stock, class B common stock, STRK Stock and STRD Stock) with respect to the payment of dividends; and (ii) “liquidation junior stock” (as defined below under the caption “—Definitions,” and which includes our class A common stock, class B common stock, STRK Stock and STRD Stock) with respect to the distribution of assets upon our liquidation, dissolution or winding up;

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equally with (i) dividend parity stock with respect to the payment of dividends; and (ii) liquidation parity stock with respect to the distribution of assets upon our liquidation, dissolution or winding up;

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junior to (i) dividend senior stock (which includes our STRF Stock) with respect to the payment of dividends; (ii) liquidation senior stock (which includes our STRF Stock) with respect to the distribution of assets upon our liquidation, dissolution or winding up; and (iii) our existing and future indebtedness (including all of our issued and outstanding Convertible Notes); and

•	structurally junior to all existing and future indebtedness and other liabilities, including trade payables, and (to the extent we are not a holder thereof) capital stock of our subsidiaries.

The terms of the STRC Stock do not restrict us from issuing dividend senior stock, dividend parity stock, liquidation senior stock or liquidation parity stock.

As of September 30, 2025, excluding intercompany indebtedness, we had approximately $8.24 billion in aggregate principal amount of consolidated indebtedness outstanding. Additionally, as of October 31, 2025, there were 12,470,812 shares of STRF Stock outstanding, 13,918,518 shares of STRK Stock outstanding, 12,539,683 shares of STRD Stock outstanding, and no dividend parity stock or liquidation parity stock outstanding. Our indebtedness and STRF Stock rank senior to the STRC Stock.

Regular Dividends

Generally

The STRC Stock accumulates cumulative dividends, which we refer to as “regular dividends,” at the rate per annum referred to below on the stated amount thereof (and, to the extent described in the second immediately following paragraph, on unpaid regular dividends thereon), regardless of whether or not declared or funds are legally available for their payment. Subject to the other provisions described below, such regular dividends will be payable when, as and if declared by our “board of directors” (as defined below under the caption “—Definitions”), out of funds legally available for their payment, monthly in arrears on each “regular dividend payment date” (as defined below under the caption “—Definitions”) to the preferred stockholders of record as of the close of business on the “regular record date” (as defined below under the caption “—Definitions”) immediately preceding the applicable regular dividend payment date.

The rate per annum at which regular dividends accumulate on the STRC Stock for any “regular dividend period” (as defined below under the caption “—Definitions”) is the “monthly regular dividend rate per annum” (as defined below under the caption “—Definitions”) for such regular dividend period. Subject to limited exceptions for the first regular dividend payment on any STRC Stock issued in this offering or any future offering, regular dividends on the STRC Stock will accumulate from, and including, the calendar day after the last date to which regular dividends have been paid (or, if no regular dividends have been paid, from, and including, the calendar day after July 29, 2025) to, and including, the next regular dividend payment date.

If any accumulated regular dividend (or any portion thereof) on the STRC Stock is not paid on the applicable regular dividend payment date (or, if such regular dividend payment date is not a business day, the next business day), then additional regular dividends, which we refer to as “compounded dividends,” will accumulate on the amount of such unpaid regular dividend, compounded monthly on each subsequent regular dividend payment date at the monthly regular dividend rate per annum applicable to the relevant regular dividend period, from, and including, the calendar day after such regular dividend payment date to, and including, the date the same, including all compounded dividends thereon, is paid in full. Each reference in this STRC Stock Annex to “accumulated” or “unpaid” regular dividends will include any compounded dividends that accumulate thereon pursuant to the provision described in this paragraph. Each payment of declared regular dividends on the STRC Stock will be applied to the earliest regular dividend period for which regular dividends have not yet been paid.

Accumulated regular dividends will be computed on the basis of a 360-day year comprised of twelve 30-day months. For purposes of illustration, the amount of regular dividends that would accumulate on a stated amount of $100 in respect of any full regular dividend period that begins on, and includes, the first calendar day of a calendar month and ends on, and includes, the last calendar day of such calendar month will be product of $100 and one-twelfth of the monthly regular dividend rate per annum that applies to such regular dividend period.

The certificate of designations does not require us to declare regular dividends on the STRC Stock, even if funds are legally available for their payment. Accordingly, we may choose not to declare regular dividends on the STRC Stock. See “Risk Factors—Risks Related to the STRC Stock and This Offering—We may not have sufficient funds to pay dividends in cash on the STRC Stock, or we may choose not to pay dividends on the STRC Stock. In addition, regulatory and contractual restrictions may prevent us from declaring or paying dividends.”

As described below in the last paragraph under the caption “—Priority of Dividends; Limitation on Junior Payments; No Participation Rights—Limitation on Certain Payments,” if we fail to pay accumulated dividends in full on our outstanding STRF Stock, or any other class or series of dividend senior stock then outstanding that contains similar limitations, then we will be prohibited from paying accumulated dividends on the STRC Stock until and unless we first pay accumulated dividends in full on the STRF Stock or such dividend senior stock, as applicable.

See “Risk Factors—Risks Related to the STRC Stock and This Offering—Our right to unilaterally reduce the regular dividend rate could cause the STRC Stock to accumulate dividends at rates that are below those of otherwise comparable instruments, could cause the trading price or value of the STRC Stock to decrease, and could otherwise significantly harm investors.”

Method of Payment

Each declared regular dividend on the STRC Stock will be paid in cash.

Treatment of Dividends Upon Repurchase Upon Fundamental Change or Redemption

If the “fundamental change repurchase date” (as defined below under the caption “—Fundamental Change Permits Preferred Stockholders to Require Us to Repurchase STRC Stock”), or redemption date of any share of STRC Stock to be repurchased or redeemed is after a regular record date for a declared regular dividend on the STRC Stock and on or before the next regular dividend payment date, then the holder of such share at the close of business on such regular record date will be entitled, notwithstanding such repurchase or redemption, as applicable, to receive, on or, at our election, before such regular dividend payment date, such declared regular dividend on such share.

Except as described in the preceding paragraph, regular dividends on any share of STRC Stock will cease to accumulate after the fundamental change repurchase date or redemption date, as applicable, for such share.

Limitations on Our Ability to Pay Dividends

We may not have sufficient cash to pay regular dividends on the STRC Stock in cash. In addition, applicable law (including the Delaware General Corporation Law), regulatory authorities, and the agreements governing our indebtedness and our dividend senior stock, including our STRF Stock, may restrict our ability to pay dividends on the STRC Stock. Similarly, statutory, contractual or other restrictions may limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us to enable us to pay regular dividends to the extent paid in cash on the STRC Stock. See “Risk Factors—Risks Related to the STRC Stock and This Offering—We may not have sufficient funds to pay dividends in cash on the STRC Stock, or we may choose not to pay dividends on the STRC Stock. In addition, regulatory and contractual restrictions may prevent us from declaring or paying dividends.”

Priority of Dividends; Limitation on Junior Payments; No Participation Rights

Except as described below under “—Limitation on Dividends on Parity Stock” and “—Limitation on Certain Payments,” the certificate of designations does not prohibit or restrict us or our board of directors from declaring or paying any dividend or distribution (whether in cash, securities or other property, or any combination of the foregoing) on any class or series of our stock, and, unless such dividend or distribution is declared on the STRC Stock, the STRC Stock will not be entitled to participate in such dividend or distribution.

For purposes of the descriptions below under the captions “—Limitation on Dividends on Parity Stock” and “—Limitation on Certain Payments,” a regular dividend on the STRC Stock will be deemed to have been paid if such regular dividend is declared and consideration in kind and amount that is sufficient, in accordance with the certificate of designations, to pay such regular dividend is set aside for the benefit of the holders of STRC Stock entitled thereto.

Limitation on Dividends on Parity Stock

If less than all accumulated and unpaid regular dividends on the outstanding STRC Stock have been declared and paid as of any regular dividend payment date, then, until and unless all accumulated and unpaid regular dividends on the outstanding STRC Stock have been paid, no dividends may be declared or paid on any class or series of dividend parity stock unless regular dividends are simultaneously declared on the STRC Stock on a pro rata basis, such that (i) the ratio of (x) the dollar amount of regular dividends so declared per share of STRC Stock to (y) the dollar amount of the total accumulated and unpaid regular dividends per share of STRC Stock immediately before the payment of such regular dividend is no less than (ii) the ratio of (x) the dollar amount of dividends so declared or paid per share of such class or series of dividend parity stock to (y) the dollar amount of the total accumulated and unpaid dividends per share of such class or series of dividend parity stock immediately before the payment of such dividend (which dollar amount in this clause (y) will, if dividends on such class or series of dividend parity stock are not cumulative, be the full amount of dividends per share thereof in respect of the most recent dividend period thereof).

Limitation on Certain Payments

As long as any STRC Stock is outstanding, then no dividends or distributions (whether in cash, securities or other property, or any combination of the foregoing) will be declared or paid on any of our “junior stock” (as defined below under the caption “—Definitions”), and neither we nor any of our subsidiaries will purchase, redeem or otherwise acquire for value (whether in cash, securities or other property, or any combination of the foregoing) any of our junior stock or dividend parity stock, in each case unless all accumulated regular dividends, if any, on the STRC Stock then outstanding for all prior completed regular dividend periods, if any, have been paid in full. However, the restrictions described in the preceding sentence will not apply to the following:

•	dividends and distributions on junior stock that are payable solely in shares of junior stock, together with cash in lieu of any fractional share;

•	the purchase of any junior stock or dividend parity stock solely with the proceeds of a substantially simultaneous sale of other junior stock;

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purchases, redemptions or other acquisitions of junior stock in connection with the administration of any benefit or other incentive plan of ours (including any employment contract) in the ordinary course of business, including (x) the forfeiture of unvested shares of restricted stock, or any withholdings (including withholdings effected by a repurchase or similar transaction), or other surrender, of shares that would otherwise be deliverable upon exercise, delivery or vesting of equity awards under any such plan or contract, in each case whether for payment of applicable taxes or the exercise price, or otherwise; (y) cash paid in connection therewith in lieu of issuing any fractional share; and (z) purchases of junior stock pursuant to a publicly announced repurchase plan to offset the dilution resulting from issuances pursuant to any such plan or contract; provided, however, that repurchases pursuant to this clause (z) will be permitted pursuant to the exception described in this bullet point only to the extent that the number of shares of junior stock so repurchased does not exceed the related “number of incremental diluted shares” (as defined below under the caption “—Definitions”);

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purchases, or other payments in lieu of the issuance, of any fractional share of junior stock in connection with the conversion, exercise or exchange of such junior stock or of any securities convertible into, or exercisable or exchangeable for, junior stock;

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purchases, or other payments in lieu of the issuance, of any fractional share of dividend parity stock in connection with the conversion, exercise or exchange of such dividend parity stock or of any securities convertible into, or exercisable or exchangeable for, dividend parity stock;

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(x) dividends and distributions of junior stock, or rights to acquire junior stock, pursuant to a stockholder rights plan; and (y) the redemption or repurchase of such rights pursuant to such stockholder rights plan;

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purchases of junior stock or dividend parity stock pursuant to a binding contract (including a stock repurchase plan) to make such purchases, if such contract was in effect on the immediately preceding regular dividend payment date and such purchases, if effected immediately before such regular dividend payment date, would not have been prohibited by the provision described in the first sentence under this “—Limitation on Certain Payments” section;

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the settlement of any convertible note hedge transactions, capped call transactions or similar transactions entered into in connection with the issuance, by us or any of our subsidiaries, of any debt securities that are convertible into, or exchangeable for, our common stock (or into or for any combination of cash and our common stock based on the value of our common stock), provided such transactions are on customary terms and were entered into either (x) before July 29, 2025 or (y) in compliance with the provision described in the first sentence under this “—Limitation on Certain Payments” section;

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the acquisition, by us or any of our subsidiaries, of record ownership of any junior stock or dividend parity stock solely on behalf of persons (other than us or any of our subsidiaries) that are the beneficial owners thereof, including as trustee or custodian (or as a result of our acquisition of another person that was, immediately before such acquisition, the record or beneficial owner of such junior stock or dividend parity stock, as applicable, provided such record or beneficial ownership was not obtained in anticipation of such acquisition);

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the exchange, conversion or reclassification of dividend parity stock solely for or into junior stock or other dividend parity stock, together with the payment, in connection therewith, of cash in lieu of any fractional share; and

•	the exchange, conversion or reclassification of junior stock solely for or into other junior stock, together with the payment, in connection therewith, of cash in lieu of any fractional share.

For the avoidance of doubt, the provisions described in this “—Limitation on Certain Payments” section will not prohibit or restrict the payment or other acquisition for value of any debt securities that are convertible into, or exchangeable for, any capital stock.

Our STRF Stock contains, and any dividend senior stock that we may issue in the future could contain, provisions similar to the one described in this “—Limitation on Certain Payments” section. In the case of our STRF Stock, we are prohibited, and, in the case of any dividend senior stock that we may issue in the future, we may be prohibited, from paying accumulated dividends on the STRC Stock or purchasing, redeeming or acquiring the STRC Stock until and unless we first pay accumulated dividends in full on our STRF Stock and such dividend senior stock.

Tax Considerations

A holder or beneficial owner of the STRC Stock may, in some circumstances, be deemed to have received a distribution that is subject to U.S. federal income tax with respect to any increase in the liquidation preference or any discount at issuance or any call premium above issue price. Applicable withholding taxes (including backup withholding) may be withheld from dividends. In addition, if any withholding taxes (including backup withholding) are paid on behalf of a preferred stockholder, then those withholding taxes may be withheld from or set off against payments of cash in respect of the STRC Stock or sales proceeds received by, or other funds or assets of, that preferred stockholder. We or any other withholding agent may also require alternative arrangements to collect any withholding tax to ensure that we or such withholding agent is not out-of-pocket for any potential withholding tax liability.

Rights Upon Our Liquidation, Dissolution or Winding Up

If we liquidate, dissolve or wind up, whether voluntarily or involuntarily, then, subject to the rights of any of our creditors, each share of STRC Stock will entitle the holder thereof to receive payment for the following amount out of our assets or funds legally available for distribution to our stockholders, before any such assets or funds are distributed to, or set aside for the benefit of, any liquidation junior stock:

•	the “liquidation preference” (as defined below under the caption “—Definitions”) per share of STRC Stock as of the business day immediately before the date of such payment; and

•	all accumulated and unpaid regular dividends (plus compounded dividends thereon), if any, on such share to, and including, the date of such payment.

Upon payment of such amount in full on the outstanding STRC Stock, holders of the STRC Stock will have no rights to our remaining assets or funds, if any. If such assets or funds are insufficient to fully pay such amount on all outstanding shares of STRC Stock and the corresponding amounts payable in respect of all outstanding shares of liquidation parity stock, if any, then, subject to the rights of any of our creditors or holders of any outstanding liquidation senior stock, such assets or funds will be distributed ratably on the outstanding shares of STRC Stock and liquidation parity stock in proportion to the full respective distributions to which such shares would otherwise be entitled.

For purposes of the provisions described above in this “—Rights Upon Our Liquidation, Dissolution or Winding Up” section, our consolidation or combination with, or merger with or into, or the sale, lease or other transfer of all or substantially all of our assets (other than a sale, lease or other transfer in connection with our liquidation, dissolution or winding up) to, another person will not, in itself, constitute our liquidation, dissolution or winding up, even if, in connection therewith, the STRC Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing.

The certificate of designations for our STRC Stock does not contain any provision requiring funds to be set aside to protect the liquidation preference of the STRC Stock, even though it is substantially in excess of the par value thereof. As such, we may have no assets or funds available for payment on the STRC Stock upon our liquidation, dissolution or winding up. See “Risk Factors—Risks Related to the STRC Stock and This Offering—Although the STRC Stock is senior to our class A common stock, class B common stock, STRK Stock and STRD Stock, it is junior to our STRF Stock and our existing and future indebtedness, structurally junior to the liabilities of our subsidiaries and subject to the rights and preferences of any other series of preferred stock then outstanding.”

Voting Rights

The STRC Stock has no voting rights except as described below or as provided in our certificate of incorporation or required by the Delaware General Corporation Law.

Voting and Consent Rights with Respect to Specified Matters

Subject to the other provisions described below, while any STRC Stock is outstanding, each of the following events will require, and cannot be effected without, the affirmative vote or consent of preferred stockholders, and holders of each class or series of voting parity stock, if any, with similar voting or consent rights with respect to such event, representing at least a majority of the combined outstanding voting power of the STRC Stock and such voting parity stock, if any:

(1) any amendment, modification or repeal of any provision of our certificate of incorporation or the certificate of designations that materially adversely affects the special rights, preferences or voting powers of the STRC Stock (other than an amendment, modification or repeal permitted by the provisions described below under the caption “—Certain Amendments Permitted Without Consent”); and

(2) our consolidation or combination with, or merger with or into, another person, or any binding or statutory share exchange or reclassification involving the STRC Stock, in each case unless:

(a) the STRC Stock either (i) remains outstanding after such consolidation, combination, merger, share exchange or reclassification; or (ii) is converted or reclassified into, or is exchanged for, or represents solely the right to receive, preference securities of the continuing, resulting or surviving person of such consolidation, combination, merger, share exchange or reclassification, or the parent thereof;

(b) the STRC Stock that remains outstanding or such preference securities, as applicable, have rights, preferences and voting powers that, taken as a whole, are not materially less favorable (as determined by our board of directors in good faith) to the holders thereof than the rights, preferences and voting powers, taken as a whole, of the STRC Stock immediately before the consummation of such consolidation, combination, merger, share exchange or reclassification; and

(c) the issuer of the STRC Stock that remains outstanding or such preference securities, as applicable, is a corporation duly organized and existing under the laws of the United States of America, any State thereof or the District of Columbia that, if not us, will succeed to us under the certificate of designations and the STRC Stock.

However, a consolidation, combination, merger, share exchange or reclassification that satisfies the requirements of clauses (a), (b) and (c) of paragraph (2) above will not require any vote or consent pursuant to paragraph (1) above. In addition, each of the following will be deemed not to materially adversely affect the rights, preferences or voting powers of the STRC Stock (or cause any of the rights, preferences or voting powers of any such preference securities to be materially less favorable as described above) and will not require any vote or consent pursuant to any of the preceding clauses (1) or (2):

•	any increase in the number of the authorized but unissued shares of our undesignated preferred stock;

•	any increase in the number of authorized or issued shares of STRC Stock; and

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the creation and issuance, or increase in the authorized or issued number, of any class or series of stock (including, for the avoidance of doubt, dividend junior stock, liquidation junior stock, dividend parity stock, liquidation parity stock, dividend senior stock or liquidation senior stock).

If any event described in paragraphs (1) or (2) above would materially adversely affect the rights, preferences or voting powers of one or more, but not all, classes or series of voting parity stock (which term, solely for these purposes, includes the STRC Stock), then those classes or series whose rights, preferences or voting powers would not be materially adversely affected will be deemed not to have voting or consent rights with respect to such event. Furthermore, an amendment, modification or repeal described in paragraph (1) above that materially adversely affects the special rights, preferences or voting powers of the STRC Stock cannot be effected without the affirmative vote or consent of preferred stockholders, voting separately as a class, of at least a majority of the STRC Stock then outstanding.

Certain Amendments Permitted Without Consent

Notwithstanding anything to the contrary described in paragraph (1) above under the caption “—Voting and Consent Rights with Respect to Specified Matters,” we may amend, modify or repeal any of the terms of the STRC Stock without the vote or consent of any preferred stockholder to:

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cure any ambiguity or correct any omission, defect or inconsistency in the certificate of designations or the certificates representing the STRC Stock, including the filing of a certificate of correction, or a corrected instrument, pursuant to Section 103(f) of the Delaware General Corporation Law in connection therewith;

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conform the provisions of the certificate of designations or the certificates representing the STRC Stock to the “Description of STRC Stock” section of the preliminary prospectus supplement dated July 21, 2025, as supplemented by the related pricing term sheet dated July 24, 2025;

•	provide for or confirm the issuance of additional STRC Stock pursuant to the certificate of designations;

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provide for any transfer restrictions that apply to any shares of STRC Stock (other than the shares of STRC Stock issued in this offering and any shares of STRC Stock issued in exchange therefor or in substitution thereof) that, at the time of their original issuance, constitute “restricted securities” within the meaning of Rule 144 under the Securities Act or that are originally issued in reliance upon Regulation S under the Securities Act; or

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make any other change to our certificate of incorporation, the certificate of designations or the certificates representing the STRC Stock that does not, individually or in the aggregate with all other such changes, adversely affect the rights of any preferred stockholder (other than preferred stockholders that have consented to such change), as such, in any material respect (as determined by our board of directors in good faith).

For the avoidance of doubt, a temporary or permanent increase in the redemption price per share of STRC Stock to be redeemed, or a temporary or permanent elimination of our right to redeem any STRC Stock, pursuant to an optional redemption, a clean-up redemption or a tax redemption will be deemed not to adversely affect the rights of any preferred stockholder as such.

Procedures for Voting and Consents

If any vote or consent of the preferred stockholders will be held or solicited, including at a regular annual meeting or a special meeting of stockholders, then our board of directors will adopt customary rules and procedures at its discretion to govern such vote or consent, subject to the other provisions described in this section. Such rules and procedures may include fixing a record date to determine the preferred stockholders (and, if applicable, holders of voting parity stock) that are entitled to vote or provide consent, as applicable, rules governing the solicitation and use of proxies or written consents.

Each share of STRC Stock will be entitled to one vote on each matter on which the holders of the STRC Stock are entitled to vote separately as a class and not together with the holders of any other class or series of stock. The respective voting powers of the STRC Stock and all classes or series of voting parity stock entitled to vote on any matter together as a single class will be determined (including for purposes of determining whether a plurality, majority or other applicable portion of votes has been obtained) in proportion to their respective liquidation amounts. Solely for these purposes, the liquidation amount of the STRC Stock or any such class or series of voting parity stock will be the maximum amount payable in respect of the STRC Stock or such class or series, as applicable, assuming we are liquidated on the record date for the applicable vote or consent (or, if there is no record date, on the date of such vote or consent).

A consent or affirmative vote of the preferred stockholders pursuant to the provisions described above under the caption “—Voting and Consent Rights with Respect to Specified Matters” may be given or obtained either in writing without a meeting or in person or by proxy at a regular annual meeting or a special meeting of stockholders.

Redemption at Our Option

The STRC Stock is not redeemable at our option except pursuant to an optional redemption, a clean-up redemption or a tax redemption, as described below.

Optional Redemption

Subject to the terms of the certificate of designations, we have the right, at our election, to redeem all, or any whole number of shares, of the issued and outstanding STRC Stock, at any time, and from time to time, on any redemption date. We refer to a redemption pursuant to the provision described above as an “optional redemption.” However, we may not redeem less than all of the outstanding STRC Stock unless at least $250.0 million aggregate stated amount of STRC Stock is outstanding and not called for redemption as of the time we provide the related redemption notice.

If less than all STRC Stock then outstanding are called for optional redemption, then the STRC Stock to be redeemed will be selected by us as follows: (i) in the case of STRC Stock represented by any global certificate(s), in accordance with the depositary procedures; and (ii) in the case of STRC Stock represented by any physical certificate(s), pro rata, by lot or by such other method we consider fair and appropriate.

Clean-Up Redemption

Subject to the terms of the certificate of designations, we have the right, at our election, to redeem all, but not less than all, of the outstanding STRC Stock, at any time for cash if the total number of shares of STRC Stock then outstanding is less than 25% of the total number of shares of STRC Stock that have been issued in all offerings we have made of STRC Stock as of such date taken together. We refer to a redemption pursuant to the provision described above as a “clean-up redemption.”

Tax Redemption

Subject to the terms of the certificate of designations, we have the right, at our election, to redeem all, and not less than all, of the STRC Stock, at any time, for cash if a “tax event” (as defined below under the caption “—Definitions”) occurs. We refer to a redemption pursuant to this provision described in this paragraph as a “tax redemption.”

Redemption Date

The redemption date will be a business day of our choosing that is no more than 60 calendar days, nor less than three business days, after the date we provide the related redemption notice, as described below.

Redemption Price

The redemption price for a share of STRC Stock called for either optional redemption, clean-up redemption or tax redemption will be an amount equal to (i) either (1) in the case of an optional redemption, $101.00 (or such higher amount as may be chosen in our sole discretion, it being understood that such higher amount (or the formula to determine such higher amount) will be announced by prior public notice and/or set forth in the applicable relevant notice of redemption); or (2) in the case of a clean-up redemption or tax redemption, the liquidation preference of such share as of the business day before the date we provide the related redemption notice, as described below, plus, in each case, (ii) accumulated and unpaid regular dividends (plus, if applicable, compounded dividends thereon) on such share to, and including, the redemption date. However, if the redemption date is after a regular record date for a declared regular dividend on the STRC Stock and on or before the next regular dividend payment date, then (a) the holder of such share at the close of business on such regular record date will be entitled, notwithstanding such redemption, to receive, on or, at our election, before such regular dividend payment date, such declared regular dividend on such share; and (b) the amount referred to in clause (ii) of the preceding sentence will instead be the excess, if any, of (x) the accumulated and unpaid regular dividends on such share to, and including, such redemption date over (y) the amount of such declared regular dividend on such share.

Redemption Notice

We will provide to the preferred stockholders notice of the redemption containing certain information set forth in the certificate of designations, including the redemption price and the redemption date.

Fundamental Change Permits Preferred Stockholders to Require Us to Repurchase STRC Stock

Generally

If a fundamental change occurs, then, each preferred stockholder will have the right (the “fundamental change repurchase right”) to require us to repurchase some or all of its shares of STRC Stock for cash on a date (the “fundamental change repurchase date”) of our choosing, which must be a business day that is no more than 35, nor less than 20, business days after the date we provide the related fundamental change notice, as described below. We refer to a repurchase of any STRC Stock pursuant to the provisions described in this section as a “repurchase upon fundamental change.” Notwithstanding anything to the contrary, in no event will any preferred stockholder be entitled to require us to repurchase a number of shares of STRC Stock that is not a whole number.

The repurchase price (the “fundamental change repurchase price”) for a share of STRC Stock tendered for repurchase will be an amount equal to (i) the stated amount of such share, plus (ii) accumulated and unpaid regular dividends on such share to, and including, the fundamental change repurchase date. However, if the fundamental change repurchase date is after a regular record date for a declared regular dividend on the STRC Stock and on or before the next regular dividend payment date, then (a) the holder of such share at the close of business on such regular record date will be entitled, notwithstanding such repurchase, to receive, on or, at our election, before such regular dividend payment date, such declared regular dividend on such share; and (b) the amount referred to in clause (ii) of the preceding sentence will instead be the excess, if any, of (x) the accumulated and unpaid regular dividends on such share to, and including, such fundamental change repurchase date over (y) the amount of such declared regular dividend on such share.

Notice of Fundamental Change

On or before the 20th calendar day after the effective date of a fundamental change, we will provide to each preferred stockholder notice of such fundamental change containing certain information set forth in the certificate of designations, including the fundamental change repurchase date, the fundamental change repurchase price and the procedures preferred stockholders must follow to tender their STRC Stock for repurchase.

Procedures to Exercise the Fundamental Change Repurchase Right

To exercise its fundamental change repurchase right with respect to any STRC Stock, the holder thereof must deliver a notice (a “fundamental change repurchase notice”) to the paying agent before the close of business on the business day immediately before the related fundamental change repurchase date (or such later time as may be required by law).

The fundamental change repurchase notice must contain certain information set forth in the certificate of designations, including the certificate number of any physical certificate representing any STRC Stock to be repurchased, or must otherwise comply with the depositary procedures in the case of a global certificate.

A holder of STRC Stock that has delivered a fundamental change repurchase notice with respect to any STRC Stock may withdraw that notice by delivering a withdrawal notice to the paying agent at any time before the close of business on the business day immediately before the fundamental change repurchase date. The withdrawal notice must contain certain information set forth in the certificate of designations, including the certificate number of any physical certificate representing any STRC Stock with respect to which the withdrawal notice is being delivered, or must otherwise comply with the depositary procedures in the case of a global certificate.

STRC Stock to be repurchased must be delivered to the paying agent (in the case of STRC Stock represented by any physical certificate) or the depositary procedures must be complied with (in the case of STRC Stock represented by any global certificate) for the holder of such STRC Stock to be entitled to receive the fundamental change repurchase price.

Compliance with Securities Laws

We will comply, in all material respects, with all federal and state securities laws in connection with a repurchase following a fundamental change (including complying with Rules 13e-4 and 14e-1 under the Exchange Act and filing any required Schedule TO, to the extent applicable) so as to permit effecting such repurchase in the manner described above. However, to the extent that our obligations to offer to repurchase and to repurchase STRC Stock pursuant to the provisions described above conflict with any law or regulation that is applicable to us, our compliance with such law or regulation will not be considered to be a breach of those obligations.

Funds Legally Available for Payment of the Fundamental Change Repurchase Price; Covenant Not to Take Certain Actions

Notwithstanding anything to the contrary, (i) we will not be obligated to pay the fundamental change repurchase price of any shares of STRC Stock to the extent, and only to the extent, we do not have sufficient funds legally available to pay the same; and (ii) if we do not have sufficient funds legally available to pay the fundamental change repurchase price of all shares of STRC Stock that are otherwise to be repurchased pursuant to a repurchase upon fundamental change, then (a) we will pay the maximum amount of such fundamental change repurchase price that can be paid out of funds legally available for payment, which payment will be made pro rata to each preferred stockholder based on the total number of shares of STRC Stock of such preferred stockholder that were otherwise to be repurchased pursuant to such repurchase upon fundamental change; and (b) we will cause all such shares as to which the fundamental change repurchase price was not paid to be returned to the holder(s) thereof, and such shares will be deemed to remain outstanding. We will not voluntarily take any action, or voluntarily engage in any transaction, that would result in a fundamental change unless we have sufficient funds legally available to fully pay the maximum aggregate fundamental change repurchase price that would be payable in respect of such fundamental change on all shares of STRC Stock then outstanding.

Repurchase by Third Party

Notwithstanding anything to the contrary, we will be deemed to satisfy our obligations to repurchase STRC Stock pursuant to a repurchase upon fundamental change if (i) one or more third parties conduct the repurchase offer and repurchase tendered STRC Stock in a manner that would have satisfied our obligations to do the same if conducted directly by us; and (ii) an owner of a beneficial interest in any STRC Stock repurchased by such third party or parties will not receive a lesser amount (as a result of withholding or other similar taxes) than such owner would have received had we repurchased such STRC Stock.

No Preemptive Rights

Without limiting the rights of preferred stockholders described above, the STRC Stock does not have any preemptive rights to subscribe for or purchase any of our securities.

Calculations

Responsibility; Schedule of Calculations

Except as otherwise provided in the certificate of designations, we will be responsible for making all calculations called for under the certificate of designations or the STRC Stock, including determinations of the monthly regular dividend rate per annum, monthly SOFR per annum, last reported sale prices, liquidation preference, fundamental change repurchase price, redemption price and accumulated regular dividends and compounded dividends on the STRC Stock. We will make all calculations in good faith, and, absent manifest error, our calculations will be final and binding on all preferred stockholders. We will provide a schedule of these calculations to any preferred stockholder or any beneficial owner of any STRC Stock upon written request.

Calculations Aggregated for Each Preferred Stockholder

The composition of the consideration due upon the payment of the fundamental change repurchase price or redemption price for, and the payment on a regular dividend payment date of regular dividends on, the STRC Stock of any preferred stockholder will (in the case of a global certificate, to the extent permitted by, and practicable under, the depositary procedures) be computed based on the total number of shares of STRC Stock of such preferred stockholder to be repurchased (in the case of payment of the fundamental change repurchase price) or redeemed (in the case of payment of the redemption price) or held by such preferred stockholder as of the close of business on the related regular record date (in the case of payment of such regular dividends), as applicable. Any cash amounts due to such preferred stockholder in respect thereof will, after giving effect to the preceding sentence, be rounded to the nearest cent.

Notices

We will provide all notices or communications to preferred stockholders pursuant to the certificate of designations in writing by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to the preferred stockholders’ respective addresses shown on the register for the STRC Stock. However, in the case of STRC Stock represented by one or more global certificates, we are permitted to provide notices or communications to preferred stockholders pursuant to the depositary procedures, and notices and communications that we provide in this manner will be deemed to have been properly sent to such preferred stockholders in writing. In addition, notices of an adjusted monthly regular dividend rate per annum may be sent in the manner set forth in the definition of such term.

Definitions

“Affiliate” has the meaning set forth in Rule 144 under the Securities Act as in effect on July 29, 2025.

“Board of directors” means our board of directors or a committee of such board duly authorized to act on behalf of such board.

“Business day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Capital stock” of any person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case however designated, the equity of such person, but excluding any debt securities convertible into such equity.

“Class A common stock” means our class A common stock, $0.001 par value per share.

“Class B common stock” means our class B common stock, $0.001 par value per share.

“Close of business” means 5:00 p.m., New York City time.

“Compounded dividends” has the meaning set forth above under the caption “—Regular Dividends—Generally.”

“Depositary” means The Depository Trust Company or its successor, or any successor depositary for the applicable shares of STRC Stock.

“Depositary procedures” means, with respect to any transfer, exchange or other transaction involving a global certificate representing any STRC Stock, or any beneficial interest in such certificate, the rules and procedures of the depositary applicable to such transfer, exchange or transaction.

“Dividend junior stock” means any class or series of our stock whose terms do not expressly provide that such class or series will rank senior to, or equally with, the STRC Stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively). Dividend junior stock includes our class A common stock, class B common stock, STRK Stock and STRD Stock. For the avoidance of doubt, dividend junior stock will not include any securities of our subsidiaries.

“Dividend parity stock” means any class or series of our stock (other than the STRC Stock) whose terms expressly provide that such class or series will rank equally with the STRC Stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively). For the avoidance of doubt, dividend parity stock will not include any securities of our subsidiaries.

“Dividend senior stock” means any class or series of our stock whose terms expressly provide that such class or series will rank senior to the STRC Stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively). Dividend senior stock includes our STRF Stock. For the avoidance of doubt, dividend senior stock will not include any securities of our subsidiaries.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fundamental change” means any of the following events:

(i) either (a) a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than (w) us; (x) our “wholly owned subsidiaries” (as defined below); (y) any employee benefit plans of ours or our wholly owned subsidiaries; or (z) any “permitted party” (as defined below)), files any report with the SEC indicating that such person or group has become the direct or indirect “beneficial owner” (as defined below) of shares of our common equity representing more than 50% of the voting power of all of our common equity; or (b) a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than (w) us; (x) our “wholly owned subsidiaries” (as defined below); or (y) any employee benefit plans of ours or our wholly owned subsidiaries), files any report with the SEC indicating that such person or group has become the direct or indirect “beneficial owner” (as defined below) of shares of our class A common stock representing more than 50% of the voting power of all of our class A common stock, provided that, solely for purposes of this clause (b), none of the following will constitute beneficial ownership of our class A common stock: (x) beneficial ownership of our class B common stock; and (y) beneficial ownership by any permitted party of any of our class A common stock issued upon conversion of our class B common stock; or

(ii) the consummation of: (1) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of us and our subsidiaries, taken as a whole, to any person, other than solely to one or more of our wholly owned subsidiaries; or (2) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of our class A common stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property; provided, however, that any merger, consolidation, share exchange or combination of us pursuant to which the persons that directly or indirectly “beneficially owned” (as defined below) all classes of our common equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than 50% of all classes of common equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction will be deemed not to be a fundamental change pursuant to this clause (ii).

For the purposes of this definition, (x) any transaction or event described in both clause (i) and in clause (ii)(1) or (2) above (without regard to the proviso in clause (ii)) will be deemed to occur solely pursuant to clause (ii) above (subject to such proviso); and (y) whether a person is a “beneficial owner,” whether shares are “beneficially owned,” and percentage beneficial ownership, will be determined in accordance with Rule 13d-3 under the Exchange Act.

“Junior stock” means any dividend junior stock or liquidation junior stock.

“Last reported sale price” per share of STRC Stock for any trading day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of STRC Stock on such trading day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the STRC Stock is then listed. If the STRC Stock is not listed on a U.S. national or regional securities exchange on such trading day, then the last reported sale price will be the last quoted bid price per share of STRC Stock on such trading day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the STRC Stock is not so quoted on such trading day, then the last reported sale price will be the mid-point of the last bid price and the last ask price per share of STRC Stock on such trading day from a nationally recognized independent investment banking firm we select, which may be any of the Agents (or, if no such last bid price or last ask price is available, the fair value of one share of STRC Stock on such trading day determined by a nationally recognized independent investment banking firm we select, which may be any of the Agents).

“Liquidation junior stock” means any class or series of our stock whose terms do not expressly provide that such class or series will rank senior to, or equally with, the STRC Stock with respect to the distribution of assets upon our liquidation, dissolution or winding up. Liquidation junior stock includes our class A common stock, class B common stock, STRK Stock and STRD Stock. For the avoidance of doubt, liquidation junior stock will not include any securities of our subsidiaries.

“Liquidation parity stock” means any class or series of our stock (other than the STRC Stock) whose terms expressly provide that such class or series will rank equally with the STRC Stock with respect to the distribution of assets upon our liquidation, dissolution or winding up. For the avoidance of doubt, liquidation parity stock will not include any securities of our subsidiaries.

“Liquidation preference” initially means $100 per share of STRC Stock; provided, however, that, effective immediately after the close of business on each business day after July 29, 2025 (and, if applicable, during the course of a business day on which any sale transaction to be settled by the issuance of STRC Stock is executed, from the exact time of the first such sale transaction during such business day until the close of business of such business day), the liquidation preference per share of STRC Stock will be adjusted to be the greatest of (i) the stated amount per share of STRC Stock; (ii) in the case of any business day with respect to which we have, on such business day or any business day during the ten (10) trading day period preceding such business day, executed any sale transaction to be settled by the issuance of STRC Stock, an amount equal to the last reported sale price per share of STRC Stock on the trading day immediately before such business day; and (iii) the arithmetic average of the last reported sale prices per share of STRC Stock for each trading day of the ten (10) consecutive trading days immediately preceding such business day, provided, however, that, if applicable, the reference in this clause (iii) to ten (10) will be replaced by such lesser number of trading days as have elapsed during the period from, and including, July 29, 2025 to, but excluding, such business day. Notwithstanding anything to the contrary in the preceding sentence, at all times before the first date on which we execute any sale transaction to be settled by the issuance of STRC Stock (other than the STRC Stock initially issued on July 29, 2025), which may include sales in this offering, the liquidation preference per share of STRC Stock will be $100. Whenever in this STRC Stock Annex we refer to the liquidation preference of the STRC Stock as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the liquidation preference immediately after the close of business on such date. For purposes of this definition, references to our execution of any sale transaction to be settled by the issuance of STRC Stock includes any resale of any shares of STRC Stock that we or any of our subsidiaries have purchased or otherwise acquired.

“Liquidation senior stock” means any class or series of our stock whose terms expressly provide that such class or series will rank senior to the STRC Stock with respect to the distribution of assets upon our liquidation, dissolution or winding up. Liquidation senior stock includes our STRF Stock. For the avoidance of doubt, liquidation senior stock will not include any securities of our subsidiaries.

“Market disruption event” means, with respect to the STRC Stock, on any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the STRC Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the STRC Stock or in any options contracts or futures contracts relating to the STRC Stock.

“Monthly regular dividend rate per annum” has the following meaning: (i) with respect to the regular dividend period beginning on July 29, 2025, a rate per annum equal to 9.00%; and (ii) with respect to each following regular dividend period (each such regular dividend period being referred to as the “reference regular dividend period” for purposes of this definition), the monthly regular dividend rate per annum is the monthly regular dividend rate per annum applicable to the immediately preceding regular dividend period, unless we elect, in our sole and absolute discretion, by providing notice of the same to preferred stockholders before the first business day of such reference regular dividend period, a different monthly regular dividend rate per annum to apply to such reference regular dividend period, provided such different monthly regular dividend rate per annum cannot be (1) negative; (2) less than a rate per annum equal to the excess, if any, of (A) the monthly regular dividend rate per annum applicable to the regular dividend period immediately preceding such reference regular dividend period, over (B) the sum of (I) 25 basis points; and (II) the excess, if any, of (x) the monthly SOFR per annum on the first business day of the regular dividend period immediately preceding such reference regular dividend period, over (y) the minimum of the monthly SOFR per annum rates that occur on the business days during the period from, and including, the first business day of the regular dividend period immediately preceding such reference regular dividend period to, and including, the last business day of the regular dividend period immediately preceding such reference regular dividend period; or (3) less than the monthly SOFR per annum as of the business day immediately before the date on which we provide such notice. Notwithstanding anything to the contrary, we will not be entitled to elect to reduce the monthly regular dividend rate per annum pursuant to clause (ii) of the preceding sentence unless, at the time we provide the notice referred to in such clause, all accumulated regular dividends, if any, on the STRC Stock then outstanding for all prior completed regular dividend periods, if any, have been paid in full (or have been declared in full and consideration in kind and amount that is sufficient, in accordance with the certificate of designations, to pay such accumulated regular dividends, is set aside for the benefit of the preferred stockholders entitled thereto). For the avoidance of doubt, for purposes of the preceding sentence, if such notice is sent on the last day of a regular dividend period, then such regular dividend period will not be considered to be “completed.” Notwithstanding anything to the contrary, the notice referred to in the preceding definition must set forth the applicable monthly regular dividend rate per annum and the regular dividend period to which it applies, and such notice will be deemed to have been duly sent if either (i) it is sent in compliance with the provisions described above under the caption “—Notices”; or (ii) the information required to be included in such notice is (x) set forth in a press release issued through such national newswire service as we then use or (y) published through such other widely disseminated public medium as we then use, including our website.

“Monthly SOFR per annum” means, as of any business day, a rate per annum equal to the one month term SOFR, as reflected on the related website of the administrator for term SOFR (which, as of the date of this STRC Stock Annex, is https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html) (“one-month term SOFR”); provided, however, that if the one-month term SOFR ceases to be administered and published as determined by us in our sole discretion, then we will, in good faith and in a commercially reasonable manner, identify a similar successor rate used in the market for floating rate securities, together, if applicable, with any adjustment thereto.

“Number of incremental diluted shares” means the increase in the number of diluted shares of the applicable class or series of junior stock (determined in accordance with generally accepted accounting principles in the United States, as the same is in effect on July 29, 2025, and assuming net income is positive) that would result from the grant, vesting or exercise of equity-based compensation to directors, employees, contractors and agents (subject to proportionate adjustment for stock dividends, stock splits or stock combinations with respect to such class or series of junior stock).

“Permitted party” means any “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) that consists of, or includes, Michael J. Saylor, the heirs of Michael J. Saylor, or any Affiliates of Michael J. Saylor or the heirs of Michael J. Saylor.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof. Any division or series of a limited liability company, limited partnership or trust will constitute a separate “person.”

“Preferred stockholder,” or “holder” of any STRC Stock, means any person in whose name any share of STRC Stock is registered on the registrar’s books.

“Regular dividend payment date” means the last calendar day of each calendar month.

“Regular dividend period” means each period from, and including, the calendar day after a regular dividend payment date to, and including, the next regular dividend payment date.

“Regular dividends” has the meaning set forth above under the caption “—Regular Dividends—Generally.”

“Regular record date” means, with respect to any regular dividend payment date, the 15th calendar day of the month in which such regular dividend payment date occurs.

“Stated amount” means $100 per share of STRC Stock.

“SOFR” means secured overnight financing rate.

“Subsidiary” means, with respect to any person, (i) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of the capital stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of such person; and (ii) any partnership or limited liability company where (x) more than 50% of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of such person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (y) such person or any one or more of the other subsidiaries of such person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.

A “tax event” will be deemed to occur if we have received an opinion of counsel experienced in such matters to the effect that, as a result of:

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any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

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an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;

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any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or

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a threatened challenge asserted in writing in connection with a tax audit of us or any of our subsidiaries, or a publicly known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the STRC Stock, which amendment, clarification or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly known after July 24, 2025, there is more than an insubstantial risk that any of the outstanding STRC Stock is treated as “fast-pay stock” within the meaning of Treasury Regulation Section 1.7701(l)-3(b)(2) (or becomes subject to substantially similar successor provision).

“Trading day” means, with respect to the STRC Stock, any day on which (i) trading in the STRC Stock generally occurs on the principal U.S. national or regional securities exchange on which the STRC Stock is then listed or, if the STRC Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the STRC Stock is then traded; and (ii) there is no market disruption event. If the STRC Stock is not so listed or traded, then “trading day” with respect to the STRC Stock means a business day.

“Voting parity stock” means, with respect to any matter as to which preferred stockholders are entitled to vote pursuant to the provisions described above under the caption “—Voting Rights—Voting and Consent Rights with Respect to Specified Matters,” each class or series of outstanding dividend parity stock or liquidation parity stock, if any, upon which similar voting rights are conferred and are exercisable with respect to such matter. For the avoidance of doubt, voting parity stock will not include any securities of our subsidiaries.

“Wholly owned subsidiary” of a person means any subsidiary of such person all of the outstanding capital stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such person or one or more wholly owned subsidiaries of such person.

Book Entry, Settlement and Clearance

Global Certificates

The STRC Stock will be initially issued in the form of one or more certificates (the “global certificates”) registered in the name of Cede & Co., as nominee of DTC, and will be deposited with the transfer agent as custodian for DTC.

Only persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants may own beneficial interests in a global certificate. We expect that, under procedures established by DTC:

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upon deposit of a global certificate with DTC’s custodian, DTC will credit the shares of STRC Stock represented by such global certificate to the accounts of the DTC participants designated by the Agents; and

•

ownership of beneficial interests in a global certificate will be shown on, and transfers of such interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global certificate).

Book-Entry Procedures for Global Certificates

All interests in a global certificate will be subject to the operations and procedures of DTC. Accordingly, you must allow for sufficient time in order to comply with those operations and procedures if you wish to exercise any of your rights with respect to the STRC Stock. The operations and procedures of DTC are controlled by DTC and may be changed at any time. None of us, the transfer agent or any of the Agents will be responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers (including the Agents), banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s book-entry system is also available to other “indirect participants,” such as banks, brokers, dealers and trust companies, who directly or indirectly clear through or maintain a custodial relationship with a DTC participant. Purchasers of STRC Stock who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC or its nominee is the registered owner of a global certificate, DTC or that nominee will be considered the sole owner or holder of the STRC Stock represented by that global certificate for all purposes under the certificate of designations. Except as provided below, owners of beneficial interests in a global certificate:

•	will not be entitled to have STRC Stock represented by the global certificate registered in their names;

•	will not receive or be entitled to receive physical, certificated STRC Stock registered in their respective names (“physical certificates”); and

•	will not be considered the owners or holders of the STRC Stock under the certificate of designations for any purpose.

As a result, each investor who owns a beneficial interest in a global certificate must rely on the procedures of DTC (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through whom the investor owns its interest) to exercise any rights of a preferred stockholder under the certificate of designations.

Payments on any global certificates will be made to DTC’s nominee as the registered holder of the global certificate. None of us, the transfer agent or the paying agent will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global certificate, for any aspect of the records relating to, or payments made on account of, those interests by DTC or for maintaining, supervising or reviewing any records of DTC relating to those interests. Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global certificate will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Physical Certificates

A global certificate will be exchanged, pursuant to customary procedures, for one or more physical certificates only if:

•

DTC notifies us or the transfer agent that it is unwilling or unable to continue as depositary for such global certificate or DTC ceases to be a “clearing agency” registered under Section 17A of the Exchange Act and, in each case, we fail to appoint a successor depositary within 90 days of such notice or cessation; or

•	we, in our sole discretion, permit the exchange of any beneficial interest in such global certificate for one or more physical certificates at the request of the owner of such beneficial interest.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of material U.S. federal income tax considerations relevant to the purchase, ownership and disposition of the shares of the STRC Stock issued under this STRC Stock Annex (such shares issued hereunder referred to as “Offered Shares” for purposes of this discussion), but does not purport to be a complete analysis of all potential U.S. federal income tax considerations. This discussion deals only with Offered Shares held as capital assets, within the meaning of Section 1221 of the Code, by holders who purchase such shares in this offering.

This discussion does not cover all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership or disposition of the Offered Shares by prospective investors in light of their particular circumstances. In particular, this discussion does not address all of the tax considerations that may be relevant to persons in special tax situations, including, without limitation, tax-exempt organizations, insurance companies, banks or other financial institutions, dealers in securities or currencies, entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein), subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, regulated investment companies, persons liable for any alternative minimum tax, “controlled foreign corporations,” “passive foreign investment companies,” persons subject to special tax accounting rules as a result of any item of gross income with respect to the Offered Shares being taken into account in an applicable financial statement, certain former citizens or former long-term residents of the United States, traders in securities that elect to use a mark-to-market method of tax accounting for their securities holdings, persons that will hold the Offered Shares as a position in a hedging transaction, “straddle,” constructive sale, “conversion transaction” or other risk-reduction transaction, persons that acquire any Offered Shares through the directed share program, U.S. holders (as defined herein) whose functional currency is not the U.S. dollar, “qualified foreign pension funds” as described in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds, or who are otherwise subject to special treatment under the Code.

Furthermore, this summary is based upon the provisions of the Code, the Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. This discussion does not address any other U.S. federal tax considerations (such as estate and gift taxes) or any state, local or non-U.S. tax considerations, or the Medicare contribution tax applicable to net investment income of certain non-corporate U.S. holders.

For purposes of this discussion, a “U.S. holder” means a beneficial owner of the Offered Shares that for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•

a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary control over its administration and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of such trust or (b) the trust has validly elected to be treated as a United States person.

For the purposes of this discussion, a “non-U.S. holder” means a beneficial owner of the Offered Shares that is neither a U.S. holder nor a partnership (including any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes).

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds the Offered Shares, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. A partnership holding the Offered Shares, and partners therein, are urged to consult their tax advisors regarding the tax considerations of acquiring, holding and disposing of the Offered Shares.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership, and disposition of the Offered Shares or that any such position will not be sustained.

This discussion of material U.S. federal income tax considerations is not intended, and should not be construed, to be tax or legal advice to any particular investor in or holder of the Offered Shares. Prospective investors are advised to consult their tax advisors concerning the application of the U.S. federal income tax laws to their particular situations as well as any tax considerations arising under the laws of any state, local or non-U.S. taxing jurisdiction or any applicable tax treaties, and the possible effect of changes in applicable tax law.

U.S. Holders

Distributions

Distributions made to U.S. holders with respect to the Offered Shares will be taxable as dividend income when paid to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution with respect to the Offered Shares exceeds our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital to the extent of the holder’s adjusted tax basis in the Offered Shares, and thereafter as capital gain which will be long-term capital gain if the holder’s holding period for the stock exceeds one year at the time of the distribution. Distributions on the Offered Shares constituting dividend income paid to a U.S. holder that is an individual generally will be subject to taxation at preferential rates as qualified dividend income, provided applicable holding period requirements are met and certain other conditions are satisfied. Distributions on the Offered Shares constituting dividend income paid to a U.S. holder that is a corporation generally will qualify for the dividends-received deduction, subject to various limitations and the satisfaction of the applicable holding period requirements.

Dividends that exceed certain thresholds in relation to a corporate U.S. holder’s tax basis in the Offered Shares could be characterized as “extraordinary dividends” under the Code. If a corporate U.S. holder that has held the Offered Shares for two years or less before the dividend announcement date receives an extraordinary dividend, the holder generally will be required to reduce its tax basis (but not below zero) in the Offered Shares with respect to which the dividend was made by the non-taxed portion of the dividend. If the amount of the reduction exceeds the U.S. holder’s tax basis in the Offered Shares, the excess is treated as gain from the sale or exchange of the Offered Shares. Non-corporate U.S. holders that receive an extraordinary dividend could, under certain circumstances, be required to treat any losses on the sale of the Offered Shares as long-term capital losses to the extent of the extraordinary dividends such U.S. holder receives that qualify for taxation at the preferential rates discussed above.

Deemed Distributions on the Offered Shares

The liquidation preference of the Offered Shares is subject to adjustment in the manner described in this STRC Stock Annex, which adjustment may result in an increase in the liquidation preference. Under Section 305 of the Code, U.S. holders may be treated as receiving a deemed dividend on the Offered Shares upon such an increase in the liquidation preference, although the matter is not clear. In addition, if our board of directors does not declare a distribution on the Offered Shares in respect of any dividend period before the related dividend payment date, the deferred dividend may be treated as an increase in the liquidation preference of the Offered

Shares. Furthermore, if the Offered Shares are issued at a discount to their liquidation preference or if we can call the STRC Stock at a price above its issue price, they may be subject to rules that require the accrual of such discount or call premium currently over the deemed term of the Offered Shares as deemed distributions under U.S. tax rules similar to those governing original issue discount for debt instruments. Although the matter is not entirely clear, we believe any such adjustment of liquidation preference in the manner described in this STRC Stock Annex, such a deferred dividend, such a discount or such call premium should not be treated as giving rise to a deemed distribution on the Offered Shares, but in light of this uncertainty, the IRS or an applicable withholding agent could take a contrary position.

In each case of the foregoing, if the IRS or an applicable withholding agent takes a contrary position, a U.S. holder may be required to include a deemed dividend in income currently with respect to the Offered Shares even though the holder has not received a cash payment. Further, because deemed distributions received by a U.S. holder would not give rise to any cash from which any applicable withholding could be satisfied, if we (or an applicable withholding agent) pay backup withholding on behalf of a U.S. holder (because the U.S. holder failed to establish an exemption from backup withholding), we may, at our option, set off any such payment against, or an applicable withholding agent may withhold such taxes from, payments of cash to the U.S. holder or sales proceeds received by, or other funds or assets of, the U.S. holder, or require alternative arrangements with respect to such withholding taxes.

Sale or Redemption of Offered Shares

A U.S. holder generally will recognize capital gain or loss on a sale, exchange, redemption (including a repurchase) (other than a redemption that is treated as a distribution, as discussed below) or other disposition of the Offered Shares equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in the stock so disposed. The capital gain or loss generally will be long-term capital gain or loss if the holder’s holding period for the stock exceeds one year at the time of disposition. Long-term capital gains of non-corporate taxpayers generally are taxed at a lower maximum marginal tax rate than the maximum marginal tax rate applicable to ordinary income. The deductibility of capital losses is subject to limitations.

A redemption (including a repurchase) of the Offered Shares will be treated as a sale or exchange described in the preceding paragraph if the redemption, based on the facts and circumstances, is treated for U.S. federal income tax purposes as (i) a “complete termination” of a U.S. holder’s equity interest in us, (ii) a “substantially disproportionate” redemption of our stock with respect to such holder, or (iii) being “not essentially equivalent to a dividend” with respect to such holder, each within the meaning of Section 302 of the Code. In determining whether any of these tests has been met, a U.S. holder must take into account not only the Offered Shares and other equity interests in us actually owned by the holder but also other equity interests in us that the holder constructively owns under U.S. federal income tax rules, as well as any rights the holder may have to vote for the election of board members. A U.S. holder that owns (actually or constructively) only an insubstantial percentage of our total equity interests and that exercises no control or management over our affairs may be entitled to sale or exchange treatment on a redemption of the Offered Shares if such holder experiences any reduction in its equity interest (taking into account any constructively owned equity interests) as a result of the redemption.

If a U.S. holder meets none of the alternative tests described above, the redemption will be treated as a distribution subject to the rules described under “U.S. Holders—Distributions.” If a redemption of the Offered Shares is treated as a distribution that is taxable as a dividend, the redeeming U.S. holder is urged to consult its tax advisor regarding the allocation of tax basis in the redeemed and remaining shares of STRC Stock.

Because the determination as to whether any of the alternative tests described above is satisfied with respect to any particular U.S. holder will depend upon the facts and circumstances as of the time the determination is made, U.S. holders are urged to consult their tax advisors regarding the tax treatment of a redemption.

Non-U.S. Holders

Distributions

Generally, subject to the discussions below under “Information Reporting and Backup Withholding” and “FATCA,” distributions treated as dividends, as described above under “U.S. Holders—Distributions,” paid to a non-U.S. holder with respect to the Offered Shares that are not effectively connected with the holder’s conduct of a trade or business within the United States will be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable income tax treaty provided the non-U.S. holder furnishes to the withholding agent a properly executed IRS Form W-8BEN or Form W-8BEN-E (or suitable substitute form) certifying that such holder is eligible for treaty benefits. Withholding may also be required in respect of dividends paid to a non-U.S. holder if certain reporting information is not provided, as described below under “—FATCA.” If you are subject to withholding at a rate in excess of a reduced rate for which you are eligible under a tax treaty or otherwise, you may be able to obtain a refund of or credit for any amounts withheld in excess of the applicable rate by timely filing a refund claim with the IRS. Non-U.S. holders are encouraged to consult with their tax advisors regarding the possible implications of these withholding requirements on their investment in the Offered Shares.

Subject to the discussions below under “Information Reporting and Backup Withholding” and “FATCA,” dividends paid to a non-U.S. holder that are effectively connected with the holder’s conduct of a trade or business in the United States and, if an applicable income tax treaty so requires, are attributable to a permanent establishment the holder maintains in the United States, are taxed on a net-income basis at the regular rates and in the manner applicable to U.S. persons. Such non-U.S. holders generally will be required to provide to the applicable withholding agent a properly executed IRS Form W-8ECI (or a suitable substitute form) in order to claim an exemption from, or reduction in, U.S. federal withholding tax. In addition, for such a non-U.S. holder that is a corporation, a “branch profits tax” may be imposed at a 30% rate (or a reduced rate under an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

Sale or Redemption of Offered Shares

Subject to the discussion below under “Information Reporting and Backup Withholding,” non-U.S. holders generally will not be subject to U.S. federal income or withholding tax with respect to gain, if any, recognized on a sale, exchange or other taxable disposition of the Offered Shares, other than a redemption that is treated as a distribution as discussed below, unless:

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States;

the non-U.S. holder is a nonresident alien individual that is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are satisfied; or

the Offered Shares constitute a U.S. real property interest (“USRPI”) by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the disposition of the Offered Shares or the period that the non-U.S. holder held the Offered Shares.

A non-U.S. holder described in the first bullet point above generally will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. holder. A non-U.S. holder that is a foreign corporation will be subject to tax on such gain at regular U.S. federal income tax rates and, in addition, may be subject to a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty.

A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on the gain recognized, which may be offset by certain U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC.

A payment made to a non-U.S. holder in redemption of the Offered Shares may be treated as a dividend, rather than as a payment in exchange for the stock, in the circumstances discussed above under “U.S. Holders—Sale or Redemption of Offered Shares,” in which event the payment would be subject to tax as discussed above under “Non-U.S. Holders—Distributions.”

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Deemed Distributions on the Offered Shares

As described above under “U.S. Holders—Deemed Distributions on the Offered Shares,” upon an adjustment to the liquidation preference of the Offered Shares, or if our board of directors does not declare a distribution on the Offered Shares in respect of any dividend period before the related dividend payment date or if the Offered Shares were issued at a discount, the holder may be treated as receiving a deemed distribution. If we (or an applicable withholding agent) pay withholding on behalf of a non-U.S. holder (because such non-U.S. holder failed to establish an exemption from dividend withholding), we may, at our option (or an applicable withholding agent may) set off such payments against, or withhold such taxes from, payments of cash to the non-U.S. holder or sales proceeds received by, or other funds or assets of, the non-U.S. holder, or require alternative arrangements in respect of such withholding taxes.

Multiple Issuances of STRC Stock—Effect of Fungible Trading

We will issue Offered Shares from time to time under this STRC Stock Annex, and may otherwise issue shares of STRC Stock (or resell any shares of STRC Stock that we or any of our subsidiaries have purchased or otherwise acquired) from time to time (such issued or resold shares, the “Additional Shares”). If your Offered Shares trade under the same CUSIP or other identifying number as that of other shares of STRC Stock, those other shares may not be distinguishable from your shares by persons such as subsequent purchasers and withholding agents. If we issue any shares of STRC Stock—whether Offered Shares or Additional Shares—that have a different, and potentially adverse, tax profile or treatment for U.S. federal income tax purposes from your Offered Shares, such profile or treatment could adversely impact your Offered Shares because of the inability to distinguish between your Offered Shares and the shares of STRC Stock subject to such adverse treatment. For example, adverse tax treatment of any shares of STRC Stock could negatively impact the trading price of all shares of STRC Stock in light of fungible trading of all such shares. In addition, the IRS could treat your Offered Shares as subject to the adverse tax consequences applicable to other shares of STRC Stock unless you are able to demonstrate that you acquired your Offered Shares in a specific offering and did not hold such other shares of the STRC Stock that are subject to adverse consequences. Prospective investors are urged to consult their tax advisors regarding these tax considerations.

Please also review the discussion below under “Fast-Pay Stock Regulations” for a discussion about the potential application of those rules to the STRC Stock (including the Offered Shares).

Extraordinary Dividends

If any shares of STRC Stock are treated as being issued at a price that exceeds their liquidation preference, such shares of STRC Stock would constitute “disqualified preferred stock” for purposes of the extraordinary dividend rules. The liquidation preference of the STRC Stock is subject to adjustment in the manner described in this STRC Stock Annex. It is not entirely clear how such an adjustable liquidation preference would be treated for purposes of applying the rules governing disqualified preferred stock and extraordinary dividends. However, it is possible that such adjustment may be taken into account for purposes of the disqualified preferred stock determination. Even if your Offered Shares are not issued at such a price, due to fungible trading of the STRC Stock, your Offered Shares may be considered disqualified preferred stock unless you can clearly demonstrate that you purchased the Offered Shares in an offering other than one in which shares of STRC Stock are issued at such a price. If the Offered Shares held by a corporate U.S. holder were considered disqualified preferred stock (including because such shares are indistinguishable from other shares of STRC Stock that are disqualified preferred stock) for any dividend received, the holder generally will be required to reduce its tax basis (but not below zero) in the Offered Shares with respect to which the dividend is received by the non-taxed portion of the dividend. Please also review the discussion above under “U.S. Holders—Distributions” for a discussion of extraordinary dividends.

Sales at a Discount

As discussed above under “U.S. Holders—Deemed Distributions on the Offered Shares,” if shares of STRC Stock (including the Offered Shares) are sold at a discount, such shares may be subject to rules that require the accrual of such discount (or a greater discount than the discount that applies to any other shares of STRC Stock) currently over the deemed term of the STRC Stock as deemed distributions under U.S. tax rules similar to those governing original issue discount for debt instruments. Due to fungible trading of the STRC Stock, the IRS or a withholding agent may treat any such discount as resulting in deemed distributions with respect to all shares of STRC Stock, including those not issued at a discount (or issued at a lesser discount). Because any such deemed distributions received by a holder would not give rise to any cash from which any applicable withholding could be satisfied, we may, at our option (or an applicable withholding agent may) set off such payments against, or withhold such taxes from, payments of cash to the holder or sales proceeds received by, or other funds or assets of, the holder, or require alternative arrangements in respect of such withholding taxes.

Fast-Pay Stock Regulations

Under Treasury Regulations promulgated under Section 7701(l) of the Code (the “Fast-Pay Stock Regulations”), if stock of a corporation is structured such that dividends paid with respect to the stock are economically (in whole or in part) a return of the stockholder’s investment (rather than a return on the stockholder’s investment), then the stock is characterized as “fast-pay stock” and is subject to adverse tax reporting requirements and potentially penalties, as described below. In addition, under the Fast-Pay Stock Regulations, unless clearly demonstrated otherwise, stock is presumed to be fast-pay stock if it is structured to have a dividend that is reasonably expected to decline (as opposed to a dividend rate that is reasonably expected to fluctuate or remain constant) (for such purpose, the dividend rate may be viewed as reasonably expected to decline if we are reasonably expected to stop paying regular dividends on the STRC Stock or if we are reasonably expected to reduce the monthly regular dividend rate over a meaningful time period) or is issued for an amount that exceeds (by more than a de minimis amount, as determined under applicable Treasury Regulations) the amount at which the stockholder can be compelled to dispose of the stock. It is not clear what amount would constitute “de minimis” in the case of stock with a perpetual term.

The determination of whether stock is fast-pay stock is based on all the facts and circumstances. To determine if it is fast-pay stock, stock is examined when issued, and, for stock that is not fast-pay stock when issued, when there is a significant modification in the terms of the stock or the related agreements or a significant change in the relevant facts and circumstances. The relevant tax regulations do not indicate the types of significant changes in facts and circumstances that are intended to give rise to such a determination, and therefore it is possible that such a change could arise when, for example, there is a change to the terms of our optional redemption right.

We do not intend to issue any shares of STRC Stock that would be treated as fast-pay stock, and we do not believe that we structured any Offered Shares, or will structure any Additional Shares, such that dividends paid by us with respect to the STRC Stock will be economically a return of a stockholder’s investment. Moreover, we have obtained, and we intend to obtain in the future, advice of counsel in connection with offerings of STRC Stock for the purpose of analyzing the consequences of issuing such shares, including in light of any legal developments regarding the definition of fast-pay stock. As the liquidation preference of the STRC Stock is subject to adjustment in the manner described in this STRC Stock Annex and our current intention is to issue any shares of STRC Stock at a price per share not more than our optional redemption price plus accrued and unpaid dividends that may apply to such instrument at the time of its issuance, it is generally not expected that the Offered Shares or Additional Shares would be issued at such a level of premium above their liquidation preference or optional redemption price at the time of sale of the Offered Shares or Additional Shares so as to implicate the fast-pay stock rules. In addition, we do not intend to adjust the regular dividend rate, in a manner that would cause the STRC Stock to be treated as fast-pay stock. Any adjustment to the regular dividend rate is expected to be consistent with our current intention to maintain the STRC Stock’s trading price at or close to its stated amount of $100 per share, and therefore the STRC Stock’s dividend rate is generally expected to fluctuate over time. Nonetheless, there may be increased risk that the IRS could assert that such Offered Shares or Additional Shares constitute fast-pay stock.

Transactions involving fast-pay stock arrangements are treated as “listed transactions” for U.S. federal income tax purposes. Issuers and holders of any shares of fast-pay stock would be required to report their participation in the transaction on IRS Form 8886 on an annual basis with their U.S. federal income tax returns and would also be required to mail a copy of that form to the IRS Office of Tax Shelter Analysis. Failure to comply with those disclosure requirements could result in the assessment by the IRS of interest, additions to tax and onerous penalties. In addition, an accuracy-related penalty applies under the Code to any reportable transaction understatement attributable to a listed transaction if a significant purpose of the transaction is the avoidance or evasion of U.S. federal income tax. Furthermore, certain material advisors would also be required to file a disclosure statement with the IRS. If we determine that we are required to file an IRS Form 8886 (including a protective filing) in connection with the potential issuance of fast-pay stock with respect to any STRC Stock, we intend to provide public notice to the applicable holders of the STRC Stock, which notice may be by a press release, by publication on our investor relations website, or by filing a current report on Form 8-K with the Securities and Exchange Commission.

Notwithstanding our intent not to issue STRC Stock that would be fast-pay stock, the rules regarding the definition of fast-pay stock are unclear in certain respects and, therefore, the IRS could disagree with our determination and treat Offered Shares or Additional Shares as fast-pay stock. In addition, as discussed above under “—Multiple Issuances of STRC Stock—Effect of Fungible Trading,” the treatment of any shares of STRC Stock as fast-pay stock could affect other shares of STRC Stock if all such shares are indistinguishable with each other because they have the same CUSIP or other identifying number. Accordingly, even if your Offered Shares are not fast-pay stock, if the IRS treated any shares of STRC Stock as fast-pay stock, you might be required to demonstrate to the IRS that you purchased your Offered Shares in a different issuance in order to avoid fast-pay stock treatment.

Furthermore, treatment of any shares of STRC Stock as fast-pay stock could adversely affect the trading price of all shares of STRC Stock. Accordingly, holders are strongly urged to consult their tax advisors regarding the Fast-Pay Stock Regulations and their potential consequences to an investment in the Offered Shares.

Information Reporting and Backup Withholding

In general, information reporting will apply with respect to the payment of distributions (including deemed distributions) on the Offered Shares and the payment of proceeds on the sale or other taxable disposition of the Offered Shares, unless a U.S. holder is an exempt recipient such as a corporation. Backup withholding may apply to such payments unless the U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

We must report annually to the IRS and to each non-U.S. holder the amount of distributions (including, for this purpose, deemed distributions) paid to such holder and any tax withheld with respect to any dividends, regardless of whether withholding was required. Copies of the information returns reporting distributions and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. Non-U.S. holders may be subject to backup withholding unless the non-U.S. holder certifies on IRS Form W-8BEN or IRS Form W-8BEN-E (or a suitable substitute form) that it is not a U.S. person (and the withholding agent does not have actual knowledge or reason to know that such holder is a U.S. person) or such holder otherwise establishes an exemption from backup withholding.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules from a payment to a U.S. holder or non-U.S. holder is allowable as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

The Foreign Account Tax Compliance Act (“FATCA”) and related IRS guidance concerning FATCA impose a 30% U.S. withholding tax on dividends (including, for this purpose, deemed dividends) in respect of Offered Shares made to a non-U.S. entity that fails to take required steps to provide information regarding its “United States accounts” or its direct or indirect “substantial United States owners,” as applicable, or to make a required certification that it has no such accounts or owners. Although withholding under FATCA would have applied to payments of gross proceeds from the taxable disposition of the Offered Shares, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. We will not pay any additional amounts to holders of the Offered Shares in respect of any amounts withheld.

Prospective investors should consult their tax advisors about how information reporting and the possible imposition of withholding tax under FATCA may apply to their investment in the Offered Shares.

PLAN OF DISTRIBUTION

We have entered into the Sales Agreement with the Agents, under which we may offer and sell up to $4,200,000,000.00 of our shares of STRC Stock under this STRC Stock Annex from time to time through the Agents acting as our sales agents, or their respective broker-dealer affiliates (each such entity, a “Selling Agent”). Sales of our STRC Stock, if any, under this STRC Stock Annex may be made by any method that is deemed an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act or any other method permitted by law, which may include negotiated transactions or block trades. We entered into the Sales Agreement on November 4, 2025.

Because there is no minimum offering amount required as a condition to effect this offering of securities under this STRC Stock Annex, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time. We estimate that the total expenses for this offering of STRC Stock, excluding any commissions or expense reimbursement payable to the Agents under the terms of the Sales Agreement, will be approximately $300,000. The remaining sale proceeds, after deducting any other transaction fees, will equal our net proceeds from the sale of such shares.

The offering of our securities pursuant to this STRC Stock Annex and the accompanying base prospectus supplement will terminate upon the earlier of (i) the sale of all securities subject to this STRC Stock Annex, (ii) the termination of this offering in accordance with the terms of the Sales Agreement and (iii) the termination of the Sales Agreement as permitted therein.

This summary of the material provisions of the Sales Agreement does not purport to be a complete statement of its terms and conditions. A copy of the Sales Agreement will be filed with the SEC as an exhibit to a Current Report on Form 8-K filed under the Exchange Act and will be incorporated by reference into the registration statement of which this prospectus supplement forms a part.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon by Wilmer Cutler Pickering Hale and Dorr LLP. The Agents are being represented by Davis Polk & Wardwell LLP in connection with the offerings of securities hereunder.

Variable Rate Series A Perpetual Stretch Preferred Stock

PROSPECTUS SUPPLEMENT

STRC STOCK ANNEX

TD Securities	Barclays	The Benchmark Company	BTIG

Canaccord Genuity	Cantor	Clear Street	Compass Point

H.C. Wainwright & Co.	Keefe, Bruyette & Woods A Stifel Company	Maxim Group LLC	Mizuho

Morgan Stanley	Santander	SOCIETE GENERALE	Texas Capital Securities

November 4, 2025